                                                                      EXHIBIT C2
                                                                [EXECUTION COPY]

                            ASSET PURCHASE AGREEMENT

                                    BETWEEN

                                ORANGE-CO, INC.

                                      AND

                            PASCO ACQUISITION, INC.

                            DATED SEPTEMBER 27, 1999

                               TABLE OF CONTENTS

                                                                      PAGE
                                                                      ----
ARTICLE I DEFINITIONS...............................................    2
  1.1   Definitions.................................................    2
ARTICLE II PURCHASE AND SALE........................................    8
  2.1   Purchased Assets............................................    8
  2.2   Excluded Assets.............................................    9
  2.3   Assumption of Liabilities...................................   10
  2.4   Excluded Liabilities........................................   10
  2.5   Assignment of Contracts and Rights..........................   11
  2.6   Consents; Delayed Assets....................................   11
  2.7   Unspecified Assets or Liabilities...........................   12
  2.8   Closing Purchase Price......................................   12
  2.9   Initial Closing; Final Closing..............................   13
  2.10  Post-Closing Purchase Price Adjustment......................   14
  2.11  Right of Assignment of Purchaser............................   15
  2.12  Excess Inventory Offsets....................................   15
ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER................   15
  3.1   Organization, Active Status, Corporate Power and
        Qualification...............................................   15
  3.2   [Intentionally Omitted].....................................   16
  3.3   Corporate Authority; Approval...............................   16
  3.4   Seller Reports; Seller Financial Statements.................   16
  3.5   Financial Information.......................................   17
  3.6   Brokers and Finders.........................................   17
  3.7   Governmental Approvals; Noncontravention....................   17
  3.8   Board Recommendation........................................   17
  3.9   Material Contracts..........................................   18
  3.10  Absence of Certain Changes..................................   18
  3.11  Litigation..................................................   19
  3.12  Real Property...............................................   19
  3.13  [Intentionally Omitted].....................................   21
  3.14  Assets; Personal Property...................................   21
  3.15  Compliance with Laws; Permits...............................   21
  3.16  Environmental Matters.......................................   22
  3.17  Intellectual Property.......................................   23
  3.18  Year 2000 Compliance........................................   24
  3.19  Taxes.......................................................   24
  3.20  Employee Benefits...........................................   24
  3.21  Labor Matters...............................................   25
  3.22  Insurance...................................................   26
  3.23  Product Warranties..........................................   26
  3.24  Suppliers and Customers.....................................   26
  3.25  Accounts Receivable.........................................   26
  3.26  Inventory...................................................   26
  3.27  Seller's Representations in Merger Agreement................   26
ARTICLE IV [INTENTIONALLY OMITTED]..................................   26

                                                                      PAGE
                                                                      ----
ARTICLE V REPRESENTATIONS AND WARRANTIES OF PURCHASER...............   27
  5.1   Organization and Good Standing..............................   27
  5.2   Corporate Authority; Approval...............................   27
  5.3   Government Approvals; Noncontravention......................   27
  5.4   Brokers and Finders.........................................   27
  5.5   Financing...................................................   27
ARTICLE VI COVENANTS................................................   27
  6.1   Conduct of Business.........................................   27
  6.2   Publicity; Confidentiality..................................   29
  6.3   No Solicitation.............................................   29
  6.4   Access......................................................   29
  6.5   Certain Filings.............................................   30
  6.6   All Necessary Action........................................   30
  6.7   Information Supplied........................................   31
  6.8   Other Actions...............................................   31
  6.9   Tax Matters.................................................   31
  6.10  Tax Allocation of Purchase Price............................   31
  6.11  Liabilities with Respect to Employees.......................   32
  6.12  Notification of Certain Matters.............................   33
  6.13  Insurance...................................................   33
  6.14  Notices Regarding the Merger Agreement......................   33
  6.15  Transfer of Certain Materials...............................   33
  6.16  Collection of Accounts......................................   34
  6.17  Noncompetition..............................................   34
  6.18  Bulk Transfer Laws..........................................   34
  6.19  Further Assurances..........................................   34
  6.20  Certain Fruit Purchases.....................................   34
  6.21  Frank Carroll Oil Environmental Liabilities.................   34
ARTICLE VII CONDITIONS TO FINAL CLOSING.............................   35
  7.1   Conditions to Seller's and Purchaser's Obligations to Effect
        the Final Closing...........................................   35
  7.2   Conditions to Seller's Obligation to Effect the Final
        Closing.....................................................   35
  7.3   Conditions to Purchaser's Obligation to Effect the Final
        Closing.....................................................   35
ARTICLE VIII TERMINATION............................................   36
  8.1   Grounds for Termination.....................................   36
  8.2   Effect of Termination.......................................   36
ARTICLE IX INDEMNIFICATION..........................................   36
  9.1   Agreement to Indemnify......................................   36
  9.2   Defense of Claims...........................................   36
  9.3   Exclusive Remedy............................................   37
  9.4   Equitable Relief............................................   37
ARTICLE X [INTENTIONALLY OMITTED]...................................   37

                                                                      PAGE
                                                                      ----
ARTICLE XI MISCELLANEOUS............................................   38
 11.1   Notices.....................................................   38
 11.2   Amendment and Modification..................................   39
 11.3   Waiver of Compliance; Consents..............................   39
 11.4   Survival....................................................   39
 11.5   Expenses....................................................   39
 11.6   Assignment..................................................   39
 11.7   GOVERNING LAW...............................................   40
 11.8   Jurisdiction................................................   40
 11.9   Counterparts................................................   40
 11.10  Interpretation..............................................   40
 11.11  Entire Agreement............................................   40
 11.12  No Third Party Beneficiaries................................   40
 11.13  Severability................................................   40
 11.14  WAIVER OF JURY TRIAL........................................   40
 11.15  Specific Performance........................................   40
 11.16  No Other Representations....................................   40

EXHIBITS

Exhibit A  Form of Assumption Agreement
Exhibit B  Form of Bill of Sale
Exhibit C  [Intentionally Omitted.]
Exhibit D  Form of Copyright Assignment
Exhibit E  Form of Patent Assignment
Exhibit F  Form of Assignment and Assumption of Leases
Exhibit G  Form of Trademark Assignment
Exhibit H  Fee Simple Deed
Exhibit I  Form of Legal Opinion

SCHEDULES

  See Seller's Disclosure Letter of Even Date

                             INDEX OF DEFINED TERMS

                                                                      SECTION
                                                                      -------
Acquisition Documents.......................................                      1.1
Acquisition Proposal........................................                      6.3
Affiliate...................................................                      1.1
Agreement...................................................                 Preamble
Allocation Objection Notice.................................                  6.10 (b)
Allocation Statement........................................                  6.10 (a)
Arbitrating Accountant......................................                  2.10 (d)
Assignments and Assumptions of Leases.......................                      1.1
Assumed Liabilities.........................................                      2.3
Assumption Agreements.......................................                      1.1
Ben Hill Griffin Entities...................................                Recital B
BHG Share Purchase..........................................                Recital B
Bills of Sale...............................................                      1.1
Board.......................................................                Recital F
Books and Records...........................................                      1.1
Business....................................................                      1.1
Business Accounts Receivable................................                      1.1
Business Contracts..........................................                      1.1
Business Day................................................                      1.1
Business Equipment..........................................                      1.1
Business Intellectual Property..............................                      1.1
Business Inventory..........................................                      1.1
Business Material Adverse Effect............................                      1.1
Business Material Contracts.................................                      3.9
Business Permits............................................                  3.15 (a)
Business Real Property......................................                      1.1
Business Shared Liabilities.................................                   2.3 (k)
Business Systems............................................                     3.18
Claim.......................................................                      1.1
Closings....................................................                      2.9
Code........................................................                      1.1
Common Stock................................................                Recital B
Confidential Information....................................                      1.1
Consents....................................................                   2.6 (a)
Contracts...................................................                      1.1
Copyright Assignments.......................................                      1.1
Copyrights..................................................                      1.1
Current Business Balance Sheet..............................                   3.5 (a)
Damages.....................................................                      1.1
Deemed Estimated Foodservice Working Capital Amount.........                      2.8
Delayed Asset...............................................                   2.6 (a)
Delayed Liability...........................................                   2.6 (a)
DOJ.........................................................                      6.5
Disclosure Letter...........................................  Preamble to Article III
Environmental Laws..........................................                      1.1
ERISA.......................................................                  3.20 (a)
ERISA Affiliate.............................................                  3.20 (a)
Estimated Net Working Capital...............................                   2.8 (a)
Excess Inventory Amount.....................................                   2.10(a)

                                                                      SECTION
                                                                      -------
Excess Inventory Offsets....................................                      1.1
Exchange Act................................................                      3.4
Excluded Assets.............................................                      2.2
Excluded Liabilities........................................                      2.4
Expenditures................................................                      1.1
Filed Seller Reports........................................                      3.4
FDA.........................................................                  3.15 (a)
Fee Simple Deeds............................................                      1.1
Final Assets................................................                      1.1
Final Closing...............................................                   2.9 (b)
Final Closing Date..........................................                   2.9 (b)
Final Liabilities...........................................                      1.1
Final Payment...............................................                   2.8 (b)
Financial Advisor...........................................                      1.1
Food Service Intellectual Property..........................                      1.1
Food Service IP Licenses....................................                   3.17(b)
Frank Carroll Oil Environmental Liabilities.................                      1.1
FIRPTA Affidavits...........................................                      1.1
FTC.........................................................                      6.5
GAAP........................................................                      1.1
Governmental Approval.......................................                      1.1
Governmental Authority......................................                      1.1
Grove Accounts Receivable...................................                      1.1
Grove Business..............................................                      1.1
Grove Contracts.............................................                      1.1
Grove Equipment.............................................                      1.1
Grove Intellectual Property.................................                      1.1
Grove Inventory.............................................                      1.1
Grove Real Property.........................................                      1.1
Hazardous Material..........................................                      1.1
HSR Act.....................................................                      1.1
Improvements................................................                   3.12(e)
Income Taxes................................................                      1.1
Indemnified Party...........................................                      9.2
Indemnifying Party..........................................                      9.2
Initial Assets..............................................                      1.1
Initial Closing.............................................                   2.9 (a)
Initial Closing Date........................................                   2.9 (a)
Initial Liabilities.........................................                      1.1
Initial Payment.............................................                   2.9 (a)
Insurance Policies..........................................                     3.22
IP Licenses.................................................                  3.17 (b)
IRS.........................................................                      1.1
Knowledge...................................................                      1.1
Laws........................................................                  3.15 (a)
Liability...................................................                      1.1
Lien........................................................                      1.1
Marks.......................................................                      1.1
Merger......................................................                Recital C
Merger Agreement............................................                Recital C
Net Working Capital Amount..................................                      1.1

                                                                      SECTION
                                                                      -------
Net Working Capital Estimate................................                   2.8 (b)
Net Working Capital Schedules...............................                      1.1
Non-Transferable Business Permits...........................                  3.15 (a)
Objection Notice............................................                   2.10(c)
Offered Employees...........................................                      6.1
Order.......................................................                   7.1 (j)
Owned Business Real Property................................                  3.12 (a)
Patent Assignments..........................................                      1.1
Patents.....................................................                      1.1
Permitted Liens.............................................                      1.1
Person......................................................                      1.1
Processing IP Licenses......................................                   3.17(b)
Processing Intellectual Property............................                      1.1
Products....................................................                  3.15 (b)
Product Compliance..........................................                  3.15 (b)
Proper Closing..............................................                      1.1
Proper Closing Date.........................................                      1.1
Proxy Statement.............................................                      6.6
Purchase Price..............................................                    2.8(a)
Purchased Assets............................................                      2.1
Purchaser...................................................                 Preamble
Purchaser Indemnitees.......................................                    9.1(b)
Purchaser Material Adverse Effect...........................                      1.1
Purchaser Plans.............................................                     6.11
Purchaser's Determination...................................                  2.10 (a)
Purchaser's Schedules.......................................                  2.10 (a)
Real Estate Transfer Documents..............................                      1.1
Real Estate Transfer Tax Returns............................                      1.1
Real Property Business Leases...............................                  3.12 (a)
Real Property Laws..........................................                   3.12(f)
Reference Rate..............................................                      1.1
Reservoir...................................................                      1.1
Reservoir Subsidiary........................................                      1.1
Scheduled Employees.........................................                     6.11
Seasonal Employees..........................................                     6.11
SEC.........................................................                      3.4
Section 1060................................................                  6.10 (a)
Securities Act..............................................                      3.4
Seller......................................................                 Preamble
Seller Business Entities....................................                      3.1
Seller Indemnitees..........................................                   9.1 (a)
Seller Plan(s)..............................................                  3.20 (a)
Seller Reports..............................................                      3.4
Seller Requisite Vote.......................................                      3.3
Software....................................................                      1.1
State Food Authorities......................................                  3.15 (b)
Stockholders Meeting........................................                      6.6
Subsidiary..................................................                      1.1
Taxes.......................................................                      1.1
Tax Accountant..............................................                   6.10(c)
Tax Returns.................................................                      1.1

                                                                      SECTION
                                                                      -------
Tender Offer................................................                      1.1
Title Affidavits............................................                      1.1
Trademark Assignments.......................................                      1.1
Trade Secrets...............................................                      1.1
Transactions................................................                      1.1
Transferred Employees.......................................                     6.11
USDA........................................................                  3.15 (b)
WARN Act....................................................                     6.11
Year 2000 Compliant.........................................                     3.18

                            ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT, dated as of September 27, 1999 (this "Agreement"), is between ORANGE-CO, INC., a Florida corporation ("Seller") and PASCO ACQUISITION, INC., a Delaware corporation ("Purchaser"). All capitalized terms have the meanings ascribed to such terms in Article I or as otherwise defined herein.

                                   RECITALS:

     A. Upon the terms and subject to the conditions set forth in this Agreement, Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, the assets and liabilities associated with the citrus processing and beverage and food servicing businesses of Seller and its Subsidiaries.

     B. Concurrently with the execution of this Agreement, Reservoir Subsidiary is acquiring (the "BHG Share Purchase") from Ben Hill Griffin Investments Inc. and certain related persons (collectively, the "Ben Hill Griffin Entities") an aggregate of 5,405,660 shares of common stock, par value $.50, of Seller ("Common Stock"), representing 52.4% of the outstanding Common Stock.

     C. Concurrently with the execution of this Agreement, Reservoir, Reservoir Subsidiary and Seller are entering into that certain Agreement and Plan of Merger of even date herewith (as it may be amended from time to time, the "Merger Agreement"), pursuant to which, immediately prior to the Final Closing (unless the condition set forth in Section 7.2(a) of this Agreement is waived), Reservoir Subsidiary will merge with Seller (the "Merger").

     D. Concurrently with the execution of this Agreement, Purchaser and Ben Hill Griffin, III are entering into that certain Noncompetition and Consulting Agreement and Purchaser and Ben Hill Griffin Inc. are entering into that certain Delivered Fruit Purchase Contract, each of even date herewith.

     E. Concurrently with the execution of this Agreement, Purchaser, Reservoir and Reservoir Subsidiary are entering into that certain Side Agreement of even date herewith, pursuant to which, among other things, Reservoir and Reservoir Subsidiary are required to vote (or give a consent in respect of) their shares of Common Stock so as to satisfy the Seller Requisite Vote.

     F. The Board of Directors of Seller (the "Board"), based on the unanimous recommendation of a special committee of the Board consisting of four directors unaffiliated with Reservoir or the Ben Hill Griffin Entities, has, in light of and subject to the terms and conditions set forth herein and in the Merger Agreement, (i) determined that this Agreement, the Merger Agreement and the transactions contemplated hereby and thereby are advisable and in the best interests of Seller and its unaffiliated stockholders, (ii) determined that the consideration to be paid for each share of outstanding Common Stock pursuant to the Tender Offer and the Merger is fair to Seller's unaffiliated stockholders,
(iii) determined that the consideration to be paid for the Purchased Assets and the Assumed Liabilities pursuant to this Agreement is fair to Seller and its unaffiliated stockholders, (iv) approved this Agreement, the Merger Agreement, and the transactions contemplated hereby and thereby and (v) resolved to recommend that the holders of the Common Stock adopt this Agreement and the Merger Agreement and approve the transactions contemplated hereby and thereby and tender their shares of Common Stock pursuant to the Tender Offer.

     NOW, THEREFORE, in consideration of the foregoing premises, the mutual representations, warranties, covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

     1.1 Definitions. The following terms, as used herein, have the following meanings:

     "Acquisition Documents" means the Copyright Assignments, the Trademark Assignments, the Patent Assignments, the Real Estate Transfer Documents, the Bills of Sale and the Assumption Agreements and any other agreements, instruments or other documents executed and delivered by any of the parties to this Agreement in connection with either of the Closings, together with any exhibits and schedules thereto, and in each case as modified, amended, supplemented, restated or renewed from time to time. The Merger Agreement is not an Acquisition Document.

     "Affiliate" means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under direct or indirect common control with such other Person.

     "Assignments and Assumptions of Leases" means those certain Assignments and Assumptions of Leases, to be dated as of the Initial Closing Date and the Final Closing Date, and to be executed by Purchaser, Seller and its Subsidiaries a party thereto in the form attached hereto as Exhibit F.

     "Assumption Agreements" means those certain Assignment and Assumption Agreements, to be dated as of the Initial Closing Date and the Final Closing Date, to be executed by Purchaser and the Seller Business Entities in the form attached hereto as Exhibit A.

     "Bills of Sale" means those certain Bills of Sale, to be dated as of the Initial Closing Date and the Final Closing Date, and to be executed by the Seller Business Entities in favor of Purchaser in the form attached hereto as Exhibit B.

     "Books and Records" means with respect to any Person, all files, documents, instruments, papers, books and records of such Person's operations, affairs, financial condition, results of operations, prospects, assets or Liabilities, including financial statements, Tax Returns, work papers and letters from accountants and auditors, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, contracts, licenses, customer lists, computer files and programs, retrieval programs, operating data and plans, projections, forecasts and environmental studies and plans.

     "Business" means (i) the citrus processing and packaging business as heretofore conducted and as currently conducted until the Final Closing Date by Seller and its Subsidiaries and (ii) the beverage and food servicing businesses as heretofore conducted and as currently conducted until the Initial Closing Date by Seller and its Subsidiaries, in each case including all research, development, manufacturing, marketing, sales and service and other activities and operations of Seller and its Subsidiaries primarily relating thereto or primarily in connection therewith, but excluding in any event in each case the Grove Business.

     "Business Accounts Receivable" means all the accounts, notes and finance receivables generated by Seller and its Subsidiaries in connection with or arising out of the Business, including all funds, refunds, receivables, credits, offsets, or reimbursements, claims, debts, obligations and such other rights arising therefrom, but excluding in any event any items constituting Grove Accounts Receivable.

     "Business Contracts" means Contracts that (a) are set forth or required to be set forth in Section 3.9(a) of the Seller's Disclosure Letter (or are omitted therefrom by reason of the size of thresholds specified in Section 3.9) or (b) primarily relate to the Business, but excluding in any event the Grove Contracts.

     "Business Day" means each day other than a Saturday, Sunday or other day on which commercial banks in the State of Florida or the State of New York are authorized or required by law to close.

     "Business Equipment" means all equipment, machinery, motor vehicles, and other tangible personal property, including all furniture and office equipment (including desks, tables, chairs, file cabinets and other storage devices), beverage dispensers, communicating equipment, personal computers and servers and office supplies that are (a) set forth in Section 3.14(a) of the Seller's Disclosure Letter, (b) located on the date hereof or at the time of the Proper Closing at any of the locations set forth in Section 3.12(a)(i) or 3.12(a)(ii) of the Seller's Disclosure Letter or (iii) used primarily in or related primarily to the Business, but excluding in any event all Grove Equipment.

     "Business Intellectual Property" means the items set forth or required to be set forth in Section 3.17(b)(i) of the Seller's Disclosure Letter and all other Copyrights, Marks, Patents, Software and Trade Secrets of the Seller or its Subsidiaries used primarily in the Business, but excluding in any event any Grove Intellectual Property.

     "Business Inventory" means all inventory of Seller and its Subsidiaries, wherever located, consisting of (a) juice, concentrate, bottles, by-products of citrus processing, packaging or (b) raw materials, work in progress, recycled materials, finished products, inventoriable supplies and noncapital spare parts primarily as held for sale or use by the Business but excluding in any event Grove Inventory.

     "Business Material Adverse Effect" means any circumstance, change in, or effect on the Business which, individually or in the aggregate, is (a) reasonably likely in the future to be materially adverse to the business, assets, properties, financial condition or results of operations of the Business, whether individually or in the aggregate or (b) reasonably likely to prevent, impair or materially delay the ability of Seller or any of its Subsidiaries to consummate the Transactions or the transactions contemplated by the Merger Agreement or otherwise perform its obligations under this Agreement or the Acquisition Documents.

     "Business Real Property" means all of the real property, land, buildings, structures and other improvements set forth or required to be set forth on Sections 3.12(a)(i) and 3.12(a)(ii) of the Seller's Disclosure Letter and all other such property primarily used in the Business, but excluding the Grove Real Property.

     "Claim" means any action, cause of action, suit, claim, complaint, demand, litigation or legal, administrative or arbitral proceeding or investigation.

     "Closings" mean, collectively, the Initial Closing and the Final Closing.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Confidential Information" means any information relating to the Business that is not generally available to the public and that is treated as confidential by Seller and its Subsidiaries, including, without limitation, Trade Secrets, information pertaining to business operations and strategies, and information pertaining to customers, pricing, and marketing.

     "Contracts" means all contracts, agreements, joint venture agreements, partnership agreements, assignments, settlement agreements, consent decrees, stipulations, promissory notes, evidences of indebtedness, loan agreements, indentures, security agreements, loan documents, insurance policies, options, leases, licenses, sales and purchase orders, binding commitments and other instruments of any kind, whether written or oral, to which such Seller or any of its Subsidiaries is a party or its or their assets or properties are otherwise bound and, in each case, as modified, amended, supplemented, restated or renewed from time to time.

     "Copyright Assignments" means those certain Copyright Assignments, to be dated as of the Initial Closing Date or the Final Closing Date, as applicable, and to be executed by Seller and its Subsidiaries a party thereto in favor of Purchaser in the form attached hereto as Exhibit D.

     "Copyrights" means all United States and foreign copyrights in both published works and unpublished works, all registrations and applications therefor and all renewals and extensions thereof.

     "Damages" means all Claims, assessments, losses, damages, costs, expenses, Liabilities, judgments, awards, fines, response costs, sanctions, Taxes, penalties, charges and amounts paid in settlement, including (a) interest on cash disbursements in respect of any of the foregoing at the Reference Rate in effect from time to time, plus two percent (2%), compounded quarterly, from the date each such cash disbursement is made until the date the Person incurring such cash disbursement shall have been indemnified in respect thereof and (b) reasonable out-of-pocket costs, fees and expenses (including reasonable costs, fees and expenses of attorneys, accountants, auditors and other agents of, or other Persons retained by, such Person), including, without limitation, those incurred in connection with enforcing any rights under this Agreement.

     "Environmental Laws" means Laws relating to pollution, protection of the environment or worker health and safety.

     "Excess Inventory Offsets" means Purchaser's liability to Seller for compensation payable to Offered Employees for the period from the Initial Closing Date to the Final Closing Date in accordance with Section 6.11(d).

     "Expenditures" means amounts actually paid (i) for judgments, awards, fines, penalties, response costs or sanctions; (ii) in settlement; (iii) for investigation or remediation of environmental conditions, to the extent such payments are required by Environmental Laws; and (iv) for the reasonable fees, costs and expenses of Seller's attorneys and environmental consultants.

     "Fee Simple Deeds" means those certain Fee Simple Deeds for the owned properties listed in Section 3.12(a)(i) of the Seller's Disclosure Letter, to be dated as of the Initial Closing Date or the Final Closing Date, as applicable, and to be executed by the applicable Seller Business Entities in favor of Purchaser in the form attached hereto as Exhibit I.

     "Final Assets" mean the Purchased Assets primarily relating to the Processing Business.

     "Final Liabilities" mean the Assumed Liabilities primarily relating to the Processing Business.

     "Financial Advisor" means Stephens Inc.

     "FIRPTA Affidavits" means affidavits that Seller is not a "foreign person" within the meaning of Section 1445 of the Code.

     "Food Service Business" means the portion of the Business described in clause (ii) of the definition of the Business set forth above.

     "Food Service Intellectual Property" means all rights in the items set forth or required to be set forth in Section 3.17(b)(i) of the Seller's Disclosure Letter and all other Copyrights, Marks, Patents, Software and Trade Secrets of the Seller or its Subsidiaries primarily used in the Food Service Business.

     "Frank Carroll Oil Environmental Liabilities" means all Liabilities pursuant to Environmental Laws arising out of or relating to Seller's ownership of the stock of Frank Carroll Oil Company, Inc., including without limitation any Liabilities pursuant to Environmental Laws arising out of the sale of the stock of Frank Carroll Oil Company, Inc. to Childs Oil Company, Inc.

     "GAAP" means generally accepted accounting principles in the United States of America.

     "Governmental Approval" means an authorization, consent, approval, permit or license issued by, or a registration or filing with, or notice to, or waiver from, any Governmental Authority.

     "Governmental Authority" means any foreign or domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department, board, bureau or branch or official of any of the foregoing.

     "Grove Accounts Receivable" means all the accounts, notes and finance receivables generated by Seller and its Subsidiaries arising from the sale of fruit or the management of groves, including without limitation the items designated as such in Section 1.1(a) of the Seller's Disclosure Letter.

     "Grove Business" means the business of owning, maintaining, harvesting and managing citrus groves, as heretofore or currently conducted by Seller and its Subsidiaries.

     "Grove Contracts" means Contracts primarily related to the Grove Business to which Seller or any of its Subsidiaries is a party (including without limitation any Contracts respecting citrus grove management, caretaking, marketing, irrigation or related Contracts), Contracts respecting the lease or acquisition of any Grove Real Property or Grove Equipment, rights retained by Seller or its Subsidiaries under this Agreement and any other Contracts not primarily for the benefit of the Business to which Seller or any of its Subsidiaries is a party, including without limitation the items designated as such in Section 1.1(a) of the Seller's Disclosure Letter.

     "Grove Equipment" means all of Seller's or its Subsidiaries' agricultural, irrigation, fertilizing, grove maintenance and harvesting equipment and all other equipment used primarily in the Grove Business, including without limitation the items designated as such in Section 1.1(a) of the Seller's Disclosure Letter.

     "Grove Intellectual Property" means all rights to the Copyrights, Marks, Patents, Software and Trade Secrets set forth in Section 1.1 of the Seller's Disclosure Letter by Seller and its Subsidiaries, including without limitation the "Orange-co" name and other Intellectual Property used primarily in the Grove Business.

     "Grove Inventory" means all fruit on any trees or citrus groves owned or managed by Seller and its Subsidiaries, inventoriable supplies used in the Grove Business, picked fruit, spare parts for Grove Equipment and other inventory of Seller and its Subsidiaries primarily related to the Grove Business, but in no event including any juice, other products derived from processing citrus or any beverages.

     "Grove Real Property" means any citrus groves or other real property owned or leased by Seller and its Subsidiaries used primarily in the Grove Business.

     "Hazardous Material" means any hazardous substance or hazardous waste, industrial or toxic substance, material or waste, petroleum product, asbestos or asbestos-containing material, PCB or PCB-containing material, medical or infectious waste, pollutant, contaminant, radioactive material, urea formaldehyde insulation, or any other substance the presence, handling, use, disposal, generation or exposure to which is prohibited or limited by or regulated under Environmental Laws.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "Income Taxes" means all net income, gross income, gross receipts, unitary, capital gains, franchise or profit taxes.

     "Initial Assets" mean the Purchased Assets other than the Final Assets.

     "Initial Liabilities" mean the Assumed Liabilities other than the Limited Assets.

     "IRS" means the United States Internal Revenue Service.

     "Knowledge" or "Knowledge" means, with respect to any Person, the actual knowledge of such Person. With respect to any Person that is a corporation, limited liability company, partnership or other business entity, actual knowledge shall be deemed to include the actual knowledge of the directors (if any) and executive officers for any such Person and, in addition, the senior managers set forth in Section 1.1(c) of the Seller's Disclosure Letter.

     "Liability" means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person.

     "Lien" means, with respect to any asset, any mortgage, title defect or objection, deed of trust, claim, lease, option, right of first refusal, easement, servitude, transfer restriction, lien, pledge, charge, security interest, license, burden, hypothecation or other encumbrance in respect of such asset or any other right or claim of others affecting such asset and any other agreement, restriction or limitation in the use of such asset.

     "Marks" means all United States and foreign fictional business names, Internet domain names, trade names, trade dress, designs, logos, registered and unregistered trademarks and service marks (including, in each case, the goodwill associated thereto), and applications therefor.

     "Net Working Capital Amount" means the amount of the "Net Working Capital" of the Business as of the Initial Closing Date (with respect to the Food Service Business) and as of the Final Closing Date (with respect to the Processing Business) as set forth under the Net Working Capital Schedules, as finally determined in accordance with Section 2.10.

     "Net Working Capital Schedules" means the net working capital schedules of the Food Service Business as of the Initial Closing Date and the Processing Business as of the Final Closing Date, reflecting operations after August 31, 1999 and the results of the physical count referred to in Section 2.10(a), in the form of, and calculated on a basis consistent with, the statement of net working capital of the Business as of August 31, 1999 as set forth in Section 1.1(d) of the Seller's Disclosure Letter, as finally determined in accordance with Section 2.10, which August 31, 1999 statement shall (except as may be affected by such physical count) be conclusive in all respects as of its date, it being understood that no adjustments shall be made to the Net Working Capital Statements to reflect assets or liabilities arising out of the provisions of this Agreement.

     For the avoidance of doubt, there is no requirement that such August 31, 1999 statement conform to generally accepted accounting principles.

     "Patent Assignments" means those certain Patent Assignments, to be dated as of the Initial Closing Date or the Final Closing Date, as applicable, and to be executed by Seller and its Subsidiaries a party thereto in favor of Purchaser in the form attached hereto as Exhibit E.

     "Patents" means all United States and foreign patents, patent rights, and patent applications (including any divisions, continuations, continuations-in-part, substitutions or reissues thereof, whether or not patents are issued on such applications and whether or not such applications are modified, withdrawn or resubmitted).

     "Permitted Liens" means (i) statutory liens of landlords and liens of carriers, warehousemen, mechanics, materialmen, and other similar Persons and other liens imposed by applicable Law incurred in the ordinary course of business for sums not yet delinquent and not having a Business Material Adverse Effect, (ii) Liens for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (iii) Liens which, individually or in the aggregate, do not adversely affect in any material respect the value or use of the property subject thereto and (iv) Liens respecting Assumed Liabilities but not Liens respecting Excluded Liabilities.

     "Person" means an individual, corporation, partnership, association, limited liability company, trust, estate or other similar business entity or organization, including a Governmental Authority.

     "Processing Business" means the portion of the Business described in clause
(i) of the definition of the Business set forth above.

     "Processing Intellectual Property" means all rights in the items set forth or required to be set forth in Section 3.17(b)(ii) of the Seller's Disclosure Letter and all other Copyrights, Marks, Patents, Software and Trade Secrets of the Seller or its Subsidiaries used primarily in the Processing Business.

     "Proper Closing" means (a) with respect to any Initial Asset or Initial Liability, the Initial Closing and (b) with respect to any Final Asset or Final Liability, the Final Closing.

     "Proper Closing Date" means (a) with respect to any Initial Asset or Initial Liability, the date hereof and (b) with respect to any Final Asset or Final Liability, the Final Closing Date.

     "Proxy Documents" means the Proxy Statement and any other documents relating thereto that are required to be filed with the SEC and/or the New York Stock Exchange under applicable Law.

     "Purchaser Material Adverse Effect" means any circumstance, change, or effect which, individually or in the aggregate, is reasonably likely to prevent, impair or materially delay the ability of any Purchaser to consummate the Transactions or otherwise perform its obligations under this Agreement or any of the Acquisition Documents.

     "Real Estate Transfer Documents" means, collectively, the Fee Simple Deeds, the Assignments and Assumptions of Leases, the Real Estate Transfer Tax Returns, the Title Affidavits and the FIRPTA Affidavits.

     "Real Estate Transfer Tax Returns" means Tax Returns which Seller and its Subsidiaries are required by Law to execute and acknowledge and to deliver, either individually or together with Purchaser, to any Governmental Authority as a result of the transfer of the Business Real Property.

     "Reference Rate" means the per annum rate of interest publicly announced from time to time by Credit Suisse First Boston in New York, New York, as its prime rate for loans in US Dollars. Any change in the Reference Rate shall take effect at the opening of business on the day specified in the public announcement of such change.

     "Reservoir" means the parties to the Side Agreement referred to in Recital B other than Purchaser and Reservoir Subsidiary.

     "Reservoir Subsidiary" means "Sub" as defined in the Merger Agreement.

     "Software" means all computer software programs, including, without limitation, all source codes, object codes and documentation related thereto.

     "Subsidiary" means, with respect to any Person, any corporation or other Person (other than an individual) as to which more than fifty percent (50%) of the outstanding stock (or similar equity interests) having ordinary voting rights or power (and excluding stock (or similar equity interests) having voting rights only upon the occurrence of a contingency unless and until such contingency occurs and such rights may be exercised) is owned or controlled, directly or indirectly, by such Person and/or by one or more of such Person's direct or indirect Subsidiaries.

     "Taxes" means (a) net income, gross income, gross receipts, sales, use, ad valorem, value added, intangible, unitary, capital gain, transfer, franchise, profits, license, lease, service, service use, withholding, backup withholding, payroll, employment, estimated, excise, severance, stamp, occupation, premium, property, prohibited transactions, windfall or excess profits, customs or other taxes, duties, fees, assessments or charges of any kind whatsoever imposed by any foreign, federal, state or local Governmental Authority, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law and (c) any Liability for the payment of amounts described in clause (a) or (b) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other person for Taxes; and the term "Tax" means any one of the foregoing Taxes.

     "Tax Returns" means all returns, reports, forms or other information filed or required to be filed with respect to any Tax.

     "Tender Offer" means the "Offer" as defined in the Merger Agreement.

     "Tender Offer Documents" means the Tender Offer Statement to be filed with the SEC and the New York Stock Exchange by Reservoir on Schedule 14D-1, the Solicitation/Recommendation Statement filed with the SEC and the New York Stock Exchange by Seller on Schedule 14D-9 and any other documents relating to the foregoing required to be filed with the SEC and/or the New York Stock Exchange under applicable Law, in each case together with all amendments and supplements thereto.

     "Title Affidavits" means title affidavits which are sufficient to cause the title company insuring Purchaser's title to the applicable property to remove or omit as exceptions to Purchaser's title policy all of the Schedule B standard printed exceptions relating to parties in possession (excluding only tenants in possession pursuant to unrecorded leases, if any, identified on the Title Affidavits), mechanics liens and the GAP.

     "Trademark Assignments" means those certain Trademark Assignments, to be dated as of the Initial Closing Date or the Final Closing Date, as applicable, and to be executed by Seller and its Subsidiaries a party thereto in favor of Purchaser, in the form attached hereto as Exhibit G.

     "Trade Secrets" means all know-how, trade secrets, proprietary concepts, proprietary ideas, mask works, modifications, extensions and improvements thereof, confidential information and other proprietary information (whether or not patentable or subject to copyright or mask work protection).

     "Transactions" means the transactions contemplated by this Agreement and the Acquisition Documents.

                                   ARTICLE II

                               PURCHASE AND SALE

     2.1 Purchased Assets. Upon the terms and subject to the conditions of this Agreement, including Section 2.6 hereof, at the Proper Closing, Purchaser agrees to purchase from Seller and its Subsidiaries, and Seller agrees to, and to cause its Subsidiaries to, sell, transfer, assign and deliver to Purchaser, free and clear of all Liens other than Permitted Liens, all of Seller's and its Subsidiaries' right, title and interest in, to and under the following assets, as the same shall exist on the Proper Closing Date, other than the Excluded Assets (the "Purchased Assets"):

          (a) all rights, assets and properties, tangible and intangible, included on the statement of net working capital of the Business as of August 31, 1999 as set forth in Section 1.1(d) of the Seller's Disclosure Letter, except to the extent such assets have been disposed of after August 31, 1999;

          (b) all Business Intellectual Property;

          (c) all Business Equipment, except that personal computers and automobiles that are not used by Transferred Employees shall be allocated as follows: personal computers and automobiles that are used by employees who are primarily employed in the Grove Business shall be Excluded Assets and all personal computers and automobiles that are used neither by Transferred Employees or by employees who are primarily employed in the Grove Business shall be divided 64% as Purchased Assets and 36% as Excluded Assets and Purchaser and Seller shall equitably divide such items within thirty (30) days following the Final Closing and in the event they are unable to do so, such division shall be made by Tedder, James, Worden & Associates ("Tedder, James").

          (d) all Owned Business Real Property and all Real Property Business Leases;

          (e) all Business Inventory and any rights of Seller and its Subsidiaries to the warranties received from suppliers and any related claims, credits, rights of recovery with respect to such Business Inventory;

          (f) all of Seller's or any of its Subsidiaries' rights under all Business Contracts (including rights to assert Claims arising thereunder or relating thereto against any Person) to which Seller or any of its Subsidiaries is a party, including the Business Material Contracts, other than (i) Real Property Business Leases (which are addressed above) and (ii) Insurance Policies;

          (g) all mailing lists, customer lists, vendor data, equipment, maintenance records, warranty information, records of plant operations and the source and disposition of materials used and produced therein (including environmental and worker health and safety records, reports, assessments, audits, monitoring data and any other information or documentation related to releases or threatened releases of hazardous substances, remedial action under Environmental Laws or environmental or worker health and safety matters), standard forms of documents, manuals of operation or business procedures (including environmental and worker health and safety management plans, compliance plans, contingency plans, emergency plans and the like), and other similar information, to the extent the same is used primarily in the conduct of the Business and, with respect to the Owned Business Real Property, all building plans, blueprints, renderings and surveys, specifications, drawings, and reports, including all maintenance reports, and all items of personal property relating primarily to the ownership or operation of same;

     provided, however, that Seller shall have the right to make copies of the portions of any of the foregoing that relate to the Grove Business; and provided, further, that Seller agrees to keep confidential pursuant to
     Section 6.2(b) any Confidential Information contained in the foregoing of which it obtains copies;

          (h) all Books and Records of Seller and its Subsidiaries (including all discs, tapes and other media-storing data and other information) used primarily in the conduct of the Business, and, with respect to employees hired by Purchaser, those employees' personnel records; provided, however, that Seller shall have the right to make copies of the portions of any such Books and Records that relate to the Grove Business; and provided, further, that Seller agrees to keep confidential pursuant to Section 6.2(b) any Confidential Information contained in the Books and Records of which it obtains copies;

          (i) all Business Permits other than the Non-Transferable Business Permits;

          (j) all of the Business Accounts Receivable existing as of the close of business on the Proper Closing Date, together with all accrued interest thereon existing as of the close of business on the Proper Closing Date;

          (k) except to the extent relating to Excluded Liabilities, all rights under open orders for the purchase or sale of assets, customer orders, prepayments of every kind (including prepaid expenses), security deposits and other deposits of every kind, in each case used or held for use primarily in the Business;

          (l) the goodwill of Seller primarily related to the Business;

          (m) all of Seller's or any of its Subsidiaries' rights to defend against any Assumed Liability; and

          (n) all of the assets described on Section 2.1(n) hereto of the Seller's Disclosure Letter.

     2.2 Excluded Assets. Notwithstanding Section 2.1, the parties hereto expressly understand and agree that the following assets and properties of Seller and its Subsidiaries (the "Excluded Assets") shall not be sold, transferred or assigned to Purchaser pursuant to Section 2.1 hereof:

          (a) any cash (including checks received prior to the close of business on the Proper Closing Date, whether or not deposited or cleared prior to the close of business on the Proper Closing Date, but only to the extent that any asset on the Net Working Capital Schedules is reduced accordingly or any Liability included on the New Working Capital Schedules is increased accordingly), commercial paper, certificates of deposit, treasury bills, bank deposits or similar cash equivalents of Seller and its Subsidiaries existing as of the close of business on the Proper Closing Date;

          (b) any Books and Records (including those referred to in Section 2.1(g)) that Seller and its Subsidiaries are required by Law to retain or that are not used primarily in the Business or relate primarily to Excluded Liabilities; provided, however, that Purchaser shall have the right to make copies of the portions of any such Books and Records that relate to the Business or the Purchased Assets to the extent permitted under Section 6.4(b); provided, further, that if any confidential information related to the Grove Business is contained in the Books and Records of which it obtains copies, Purchaser agrees to take such actions with respect to such information as are required to be taken by Seller under Section 6.2(b) hereof with respect to Confidential Information;

          (c) any claim, right or interest of Seller in or to any refund, rebate, abatement or other recovery for Income Taxes and other Taxes the liability for which Purchaser has not assumed under this Agreement;

          (d) any Non-Transferable Business Permits;

          (e) any rights of Seller and its Subsidiaries arising out of the Merger Agreement, this Agreement and the Acquisition Documents;

          (f) all Grove Accounts Receivable, Grove Equipment, Grove Contracts, Grove Intellectual Property, Insurance Policies, Grove Real Property and Grove Inventory;

          (g) all of the assets of Seller and its Subsidiaries described on
     Section 2.2(g) of the Seller's Disclosure Letter; and

          (h) all other assets of Seller and its Subsidiaries that are not Purchased Assets.

     2.3 Assumption of Liabilities. Upon the terms and subject to the conditions of this Agreement, including Section 2.6 hereof, at the Proper Closing, Purchaser agrees to assume, pay when due, perform and/or otherwise discharge as and when obligated (subject to the right of Purchaser to contest any such obligation in good faith), the Liabilities and obligations of Seller and its Subsidiaries with respect to the following Liabilities, as the same shall exist on the Proper Closing Date, other than the Excluded Liabilities (the "Assumed Liabilities"):

          (a) all of the Liabilities of Seller and its Subsidiaries respectively, including all accounts payable and accrued payment obligations relating to the Business that are accrued on the Net Working Capital Schedules;

          (b) all Liabilities set forth in Section 2.3(b) of the Seller's Disclosure Letter, except to the extent such Liabilities have been disposed of as of the close of business on the Proper Closing Date;

          (c) all Liabilities of Seller and its Subsidiaries based on negligence, theories of tort, product liability, breaches of Contract or other like basis for liability, including personal injury or property damage claims, to the extent such obligations or Liabilities primarily relate to the Purchased Assets or arose out of the operation of the Business;

          (d) all Liabilities of Seller and its Subsidiaries arising under, or incurred in order to comply with, any Environmental Law (or regulation or order issued thereunder) pertaining to any condition existing on or in any of the Business Real Property or otherwise relating primarily to the Business;

          (e) all obligations of Seller and its Subsidiaries under the Real Property Business Leases;

          (f) all obligations of Seller and its Subsidiaries under the Business Contracts and Business Permits (other than the Non-Transferable Business Permits);

          (g) all obligations of Seller and its Subsidiaries for replacement of, or refund for, damaged, defective or returned goods primarily related to the Business;

          (h) all obligations of Seller and its Subsidiaries with respect to any security deposit held by Seller and its Subsidiaries as lessor or sublessor under the Real Property Business Leases;

          (i) all Liabilities of Seller and its Subsidiaries specifically assumed by Purchaser pursuant to Section 6.11; and

          (j) 50% of all Expenditures incurred in accordance with Section 6.21 with respect to Frank Carroll Oil Environmental Liabilities.

     2.4 Excluded Liabilities. Notwithstanding any provision in this Agreement or any of the other Acquisition Documents to the contrary, at the Proper Closing, Purchaser will assume only the Assumed Liabilities and will not assume any other Liabilities of Seller or any of its Subsidiaries (or any predecessor owner of all or part of Seller's or any of its Subsidiaries' business and assets) of whatever nature, whether presently in existence or arising hereafter. All such other Liabilities shall be retained by and remain Liabilities of Seller or its Subsidiaries, as the case may be, and Seller shall, or shall cause its Subsidiaries to, pay when due, perform and/or otherwise discharge such Liabilities as and when obligated (all such Liabilities not being assumed by Purchaser being herein referred to as the "Excluded Liabilities"), subject to the right of Seller and its Subsidiaries to contest any such Liability in good faith. In addition to and without limiting the generality of the foregoing, none of the following Liabilities shall be assumed by Purchaser pursuant to Section 2.3 hereof, and all of such Liabilities shall be Excluded Liabilities for the purposes of this Agreement:

          (a) any Liabilities primarily relating to Excluded Assets or the Grove Business;

          (b) any Liabilities for Income Taxes of Seller or of any other member of a consolidated, combined or unitary group of which Seller is or was a member;

          (c) any Liabilities of Seller and its Subsidiaries caused by or arising out of the execution or performance of the Merger Agreement, this Agreement and the Acquisition Documents by Seller and its Subsidiaries or the consummation by Seller and its Subsidiaries of the Merger (including any Liabilities for appraisal rights incurred in connection therewith) and the Transactions;

          (d) [Intentionally Omitted];

          (e) any Liabilities for payment of checks, drafts or other negotiable instruments that are written against accounts of Seller and its Subsidiaries unless the foregoing constitute accounts payable or other Liability being assumed under Section 2.3(a) or the amount of assets included on the Net Working Capital Schedules is reduced accordingly;

          (f) [Intentionally Omitted];

          (g) any professional fees, brokerage fees, commissions or finders' fees of Financial Advisor in connection with the Transactions, the Merger or the acquisition of any stock of Seller by any Person;

          (h) any accounts payable and accrued payment obligations of Seller and its Subsidiaries which are neither covered by Section 2.3(a) nor Section 2.3(i) nor Section 2.3(j) nor otherwise primarily related to the Business;

          (i) any Liabilities of Seller or any other member of its "controlled group" (as defined by Section 414(b) or (c) of the Code) relating to any Seller Plan or any employee benefit plan subject to ERISA, except as specifically assumed by Purchaser under Section 6.11;

          (j) any Liabilities addressed under Section 6.11 that are not specifically assumed by Purchaser under Section 6.11;

          (k) any indebtedness of Seller and its Subsidiaries to any Person in respect of borrowed money (including without limitation any such indebtedness owed to John Hancock Mutual Life Insurance Company; Suntrust Bank, Central Florida, National Association; and Farm Credit of Southwest Florida, ACA), other than indebtedness in respect of capital leases set forth in Section 2.4(k) of the Seller's Disclosure Letter or reflected on the Net Working Capital Schedules;

          (l) any Liabilities of Seller and its Subsidiaries arising as a result of any breach of, or failure to comply with, any state or Federal securities Law; and

          (m) all Liabilities of Seller and its Subsidiaries that are not Assumed Liabilities.

     2.5 Assignment of Contracts and Rights. Anything in this Agreement (including all exhibits, schedules and annexes attached hereto and incorporated herein) or any other Acquisition Document to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Purchased Asset or right or any benefit arising thereunder or resulting therefrom without the consent of a party thereto (other than Seller or its Subsidiaries) if an attempted assignment thereof, without such consent, would constitute a breach or other contravention thereof or in any way adversely affect in any material respect the rights of Purchaser or Seller thereunder.

     2.6 Consents; Delayed Assets. (a) Seller and Purchaser shall use commercially reasonable efforts to secure from any Person all consents, waivers, permits and approvals (including Governmental Approvals) necessary to transfer to Purchaser on the Proper Closing Date each of the Purchased Assets free and clear of any Liens other than Permitted Liens (the "Consents"). All such Consents shall be in writing and executed counterparts thereof shall be delivered promptly to Purchaser. Seller shall not agree to any modification of any

Purchased Asset (including, without limitation, any Contract or Business Permit) in the course of obtaining any Consent where such modification would adversely affect the rights of Purchaser thereunder. To the extent any Consent with respect to the transfer of any Purchased Asset has not been obtained on or prior to the Proper Closing Date, such asset (a "Delayed Asset") shall not be transferred hereunder and any related Liability that constitutes an Assumed Liability (a "Delayed Liability"), shall not be assumed hereunder by Purchaser (other than to the extent expressly provided in this Section 2.6) unless and until such Consent has been obtained. Schedule 2.6 of Seller's Disclosure Letter sets forth the Delayed Assets as of the date hereof. Seller shall advise Purchaser in writing, not later than the fifth Business Day prior to the scheduled Proper Closing Date, of any Purchased Asset that it anticipates will be Delayed Assets and shall identify any related Delayed Liabilities.

     (b) If there are any Delayed Assets, Seller will use commercially reasonable efforts to provide Purchaser with the benefits intended to be assigned under any such Delayed Asset, and (to the extent that Purchaser is so provided with such benefits), Purchaser shall assume, pay when due and perform any corresponding Delayed Liabilities as and when obligated (subject to the right of Purchaser to contest any such obligation in good faith). Without limiting the generality of the foregoing all benefits and obligations existing thereunder shall be for Purchaser's account. Seller shall take or cause to be taken at Purchaser's expense such action in its name or otherwise as Purchaser may reasonably request so as to provide Purchaser with the benefits of each Delayed Asset and to effect collection of money or other consideration to become due and payable under the Delayed Asset, and Seller shall promptly pay over to Purchaser all money or other consideration received by it in respect to each Delayed Asset. With respect to each Delayed Asset, as of and from the Proper Closing Date, Seller authorizes Purchaser, to the extent permitted by applicable Law and the terms of the Delayed Asset, at Purchaser's expense, to perform all the obligations and receive all the benefits of Seller under the Delayed Asset and appoints Purchaser its attorney-in-fact to act in its name and on its behalf with respect thereto.

     (c) Following the Proper Closing Date, Seller and Purchaser shall continue to use commercially reasonable efforts to secure all Consents necessary to transfer the Delayed Assets to Purchaser as promptly as practicable. Until all such Delayed Assets are transferred, Seller hereby agrees to enter into such reasonable arrangements with Purchaser (in addition to the arrangements set forth in Section 2.6(b)) that will reflect as nearly as possible the respective benefits and obligations that would have been in effect had the Delayed Assets and Delayed Liabilities been transferred and assumed on the Proper Closing Date. At such time and on each occasion after the Proper Closing Date that a required consent or waiver shall be obtained with respect to any Delayed Asset, such Delayed Asset shall forthwith be transferred and assigned to Purchaser by Seller, and all related Delayed Liabilities shall be simultaneously assumed by Purchaser. Prior to any such transfer of Delayed Assets, Seller shall use commercially reasonable efforts at Purchaser's expense to preserve and maintain such Delayed Assets in all material respects pursuant to the terms thereof.

     2.7 Unspecified Assets or Liabilities. If there shall be any assets or Liabilities not expressly provided for in Sections 2.1 through 2.4 above, the parties agree that all assets that relate primarily to the Business shall be Purchased Assets, all other assets shall be Excluded Assets, all Liabilities that relate primarily to the Business shall be Assumed Liabilities and all other Liabilities shall be Excluded Liabilities.

     2.8 Closing Purchase Price. (a) The purchase price (the "Purchase Price") of the Purchased Assets shall be an amount equal to $17,925,000 plus the Net Working Capital Amount. The amount of the Purchase Price to be paid at the Initial Closing (the "Initial Payment") shall be (i) $17,925,000 plus (ii) $11,767,548 (the "Deemed Estimated Foodservice Working Capital Amount") and the amount to be paid at the Final Closing shall be the Net Working Capital Estimate minus the Deemed Estimated Foodservice Working Capital Amount.

     (b) On or before the fifth Business Day prior to the Final Closing Date, Purchaser and Seller shall use their best efforts to agree in good faith to a reasonable estimate of the Net Working Capital Amount (the "Net Working Capital Estimate"), and if they fail to so agree, then the Net Working Capital Estimate shall be determined not later than the Final Closing Date by Tedder, James. The parties hereto and, if necessary, Tedder, James shall perform their calculation of the Net Working Capital Estimate in the same manner as the

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

statement of net working capital as of August 31, 1999 included in Section 1.1 of the Seller's Disclosure Letter and in the definition of Net Working Capital Schedules.

     (c) In the event that by the Final Closing, Seller is not able to deliver a satisfaction in recordable form of that certain mortgage by and between American Agronomics Corporation, American Orange Corporation and Myakka Processors, Inc., as mortgagor, and Great American Life Insurance Company, as mortgagee, dated November 8, 1982 and recorded November 15, 1982 in Book 282, Page 342 of the Public Records of Hardee County, Florida encumbering the Owned Business Real Property located in Hardee County, Florida (the "Hardee County Real Property"), which mortgage Seller acknowledges is not a Permitted Lien, then, at Purchaser's option, the amount of the Purchase Price to be paid at the Final Closing shall be reduced by an amount equal to $250,000, and Seller and its Subsidiaries shall not be obligated to sell their interest in the Hardee County Real Property to Purchaser. If Purchaser exercises the option set forth in the immediately preceding sentence, at any time within two years following the Final Closing, Seller or its Subsidiaries shall have the right to sell the Hardee County Real Property to Purchaser, and, if Seller exercises such right, Purchaser shall purchase the same, upon thirty days' prior delivery of a satisfaction that complies with the requirements of this Section, provided that the Purchaser shall not be obligated to purchase the same if any material defects in title or material potential liability under Environmental Laws in each case not existing on the Final Closing Date have arisen subsequent to the Final Closing.

     2.9 Initial Closing; Final Closing. (a) The closing of the purchase and sale of the Initial Assets and the assumption of the Initial Liabilities hereunder (the "Initial Closing") shall take place at the offices of Paul, Weiss, Rifkind, Wharton & Garrison, 1285 Avenue of the Americas, New York, New York, concurrently with the execution of this Agreement on the date hereof, or at such other place, at such other time or on such other date as the parties hereto may agree in writing (the "Initial Closing Date"). At the Initial
Closing:

          (i) Purchaser shall execute and deliver each of the Acquisition Documents relating to the purchase and sale of the Initial Assets and the assumption of the Initial Liabilities to which it is a party;

          (ii) Seller shall, and shall cause each of its Subsidiaries a party thereto to, execute and deliver each of the Acquisition Documents relating to the purchase and sale of the Initial Assets and the assumption of the Initial Liabilities to which it is a party;

          (iii) Purchaser shall pay the Initial Payment to Seller by wire transfer of immediately available funds;

          (iv) Seller shall deliver or cause to be delivered to Purchaser all third party consents, waivers and approvals theretofore obtained by Seller and its Subsidiaries with respect to the consummation of the Initial Closing; and

          (v) Seller shall deliver an opinion of counsel in substantially the form annexed hereto as Exhibit I.

     (b) The closing of the purchase and sale of the Final Assets and the assumption of the Final Liabilities hereunder (the "Final Closing") shall take place at the offices of Paul, Weiss, Rifkind, Wharton & Garrison, 1285 Avenue of the Americas, New York, New York, as soon as practicable but in no event later than 10:00 a.m. New York City time on the first business day after the date on which each of the conditions set forth in Article VII have been satisfied or waived in writing by the party or parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as the parties hereto may agree (the "Final Closing Date"). At the Final Closing:

          (i) Purchaser shall execute and deliver each of the Acquisition Documents relating to the purchase and sale of the Final Assets and the assumption of the Final Liabilities to which it is a party;

          (ii) Seller shall, and shall cause each of its Subsidiaries a party thereto to, execute and deliver each of the Acquisition Documents relating to the purchase and sale of the Final Assets and the assumption of the Final Liabilities to which it is a party;

          (iii) Purchaser shall pay to Seller an amount equal to the Net Working Capital Estimate minus the Deemed Estimated Foodservice Working Capital Amount by wire transfer of immediately available funds; and

          (iv) Seller shall deliver or cause to be delivered to Purchaser all third party consents, waivers and approvals theretofore obtained by Seller and its Subsidiaries with respect to the consummation of the Final Closing.

     2.10 Post-Closing Purchase Price Adjustment. (a) Not later than two business days following each Closing Date, Tedder, James shall conduct a physical count of the Business Inventory transferred or to be transferred at the Closing. If the physical count indicates that the total Business Inventory count on hand at August 31, 1999 was in excess of the number of units carried on the books of Seller and its Subsidiaries as of August 31, 1999, the lesser of $4,000,000 in value or the value of such excess (the "Excess Inventory Amount") less the amount of Excess Inventory Offsets will be included in the Net Working Capital Schedules at 50% of value. If the physical count indicates that the total Business Inventory count on hand at August 31, 1999 was less than the number of units carried on the books of Seller and its Subsidiaries as of August 31, 1999, the lesser of $4,000,000 in value or the value of such deficit will be included in the Net Working Capital Schedules at 50% of value. Any excess greater than $4,000,000 in value will be included in the Net Working Capital Schedules at 100% of value and will not constitute Excess Inventory Amount. Any deficiency in excess of $4,000,000 in value will not be included in the Net Working Capital Schedules. All references in this Section 2.10(a) to value means
(i) the per unit value as presented in Schedule 1.1(d) for bulk inventory and
(ii) the values used by Tedder, James in preparing the August 31, 1999 statements of working capital for finished goods and supplies. If the Final Closing occurs within sixty (60) days of the Initial Closing, there shall be no right by either party to require another physical count of Processing Inventory in connection with the Final Closing. As soon as practicable, but in no event more than 60 days after each Closing Date, Seller shall prepare and deliver to Purchaser a draft of the Net Working Capital Schedules ("Seller's Schedules"), which shall include Seller's draft determination of the Net Working Capital Amount for the respective Business as of the Proper Closing Dates ("Seller's Determination").

     (b) At all times prior to the date on which there is a final determination of the Net Working Capital Amount for each Business pursuant to Section 2.10(c) or Section 2.10(d), the parties shall provide each other and their respective accountants and counsel reasonable access to their books and records and work papers (including all Books and Records acquired from Seller relating to the respective Business) and permit each other to make copies of relevant portions thereof; provided, however, that Persons reviewing the same shall treat such information as confidential to the extent required of other information provided to such party pursuant to this Agreement.

     (c) In the event that Purchaser disagrees with Seller's Determination, Purchaser shall deliver to Seller, within 20 Business Days after each delivery by Seller of Seller's Schedules as set forth in Section 2.10(a), a written notice (the "Objection Notice") which sets forth (1) the nature of and basis for Purchaser's dispute with such Seller's Determination and (2) Purchaser's draft determination of the Net Working Capital Amount for such Business, together with any authority or documentation supporting its position. Any line items of Seller's Schedules not expressly disputed in an Objection Notice shall be deemed to have been agreed upon by Purchaser. In the event that no such Objection Notice is timely received by Seller, Seller's Determination with respect to such Business shall be deemed the final determination of the Net Working Capital Amount.

     (d) If an Objection Notice is timely delivered to Seller, Purchaser and Seller shall promptly meet thereafter and attempt to resolve the dispute in good faith. In the event that an Objection Notice is timely delivered to Seller and the parties are unable to resolve the disagreement specified in the Objection Notice, within 20 Business Days after the receipt thereof by Seller, the disagreement (which shall be limited to the matters set forth in the Objection Notice) shall be submitted to Tedder, James, or if such firm declines to act in such capacity, by such other independent and nationally recognized public accounting firm jointly chosen by Purchaser and Seller (or if the parties shall fail to agree within such 20-Business-Day period, such other firm as shall be appointed by the American Arbitration Association upon application of either of the parties) (the

"Arbitrating Accountant"). The Arbitrating Accountant shall follow such procedures as it deems appropriate for obtaining the necessary information in considering the respective positions of Purchaser and Seller and may, if it deems appropriate, conduct an independent audit. The Arbitrating Accountant shall have the right to review all accounting records of Purchaser and Seller that it deems relevant to the determination of the Net Working Capital Amount. The Arbitrating Accountant shall render its determination on the disagreement submitted to it within 30 days of submission of the disagreement by Purchaser and Seller. The Arbitrating Accountant's determination of either Net Working Capital Amount shall be final, conclusive and binding upon Purchaser and Seller and entitled to be enforced to the fullest extent permitted by law and entered into any court of competent jurisdiction.

     (e) Fees and expenses for the Arbitrating Accountant shall be paid by Seller, on the one hand, and Purchaser, on the other hand, in proportion to the amount by which their respective determinations of the Net Working Capital Amount respecting a Business differed from the amount determined by the Arbitrating Accountant.

     (f) If the final determination of the Net Working Capital Amount under
Section 2.10(c) or 2.10(d) differs from the Deemed Estimated Working Capital Amount in the case of the Food Service Business or from the Net Working Capital Estimate determined under Section 2.8(b), in the case of the Processing Business, not later than five Business Days following such final determination pursuant to Section 2.10(c) or Section 2.10(d):

          (i) if the Net Working Capital Amount as finally determined exceeds the Deemed Estimated Foodservice Working Capital Amount or the Net Working Capital Estimate, as the case may be, Purchaser shall pay the amount of such excess to Seller, with interest thereon at the Reference Rate from time to time in effect, plus two percent (2%), calculated from the Initial Closing Date in the case of the Food Service Business and the Final Closing Date in the case of the Processing Business until (but not including) the date of payment, by wire transfer of immediately available funds; and

          (ii) if the Net Working Capital Amount as finally determined is less than the Deemed Estimated Foodservice Working Capital Amount or the Net Working Capital Estimate, as the case may be, Seller shall pay the amount of such deficiency to Purchaser, with interest thereon at the Reference Rate from time to time in effect, plus two percent (2%), calculated from the Initial Closing Date in the case of the Food Service Business and the Final Closing Date in the case of the Processing Business until (but not including) the date of payment, by wire transfer of immediately available funds.

     2.11 Right of Assignment of Purchaser. Prior to the Proper Closing, Purchaser shall have the right to assign all or any portion of its right to purchase any of the Purchased Assets, and to delegate its obligation to assume any of the Assumed Liabilities, to one or more of its subsidiaries. Except as set forth in Section 11.6, such assignment shall not relieve the Purchaser of any obligations under this Agreement.

     2.12 Excess Inventory Offsets. The amount by which Purchaser is obligated to reimburse Seller or its Subsidiaries under Section 6.11(d) constitutes the Excess Inventory Offset and shall be reduced (but not below zero) in the aggregate by the amount of the Excess Inventory Amount. A final accounting of the amounts owed under Section 6.11(d), as adjusted by this Section 2.12, shall be made promptly after finalizing the Net Working Capital Statements.

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER

     The Seller has delivered a disclosure letter relating to this Agreement (the "Disclosure Letter") to the Purchaser prior to the execution of this Agreement. As an inducement to Purchaser to enter into this Agreement and to consummate the Transactions, but without limiting the effect of Sections 8.2 and 11.4, Seller represents and warrants to Purchaser as follows:

     3.1 Organization, Active Status, Corporate Power and Qualification. Each of Seller and any of its Subsidiaries that conduct any portion of the Business (collectively, the "Seller Business Entities") is organized, validly existing and in active status or in good standing under the laws of its respective jurisdiction of organization and has all corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted. Each of the Seller Business Entities is qualified to do business and is in good standing as a foreign corporation (or similar entity) in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification, except where the failure to be so qualified, individually or in the aggregate, has not resulted and is not reasonably likely to result in a Business Material Adverse Effect. Each of the Seller Business Entities has made available to Purchaser a complete and correct copy of its articles of incorporation and by-laws (or comparable governing documents), each as amended to the date hereof, and each of which is in full force and effect.

     3.2 [Intentionally Omitted]

     3.3 Corporate Authority; Approval. Each of the Seller Business Entities has all requisite corporate or similar power and authority and has taken all corporate or similar action necessary in order to execute and deliver, in the case of Seller, this Agreement and, with respect to each of the Seller Business Entities, to execute and deliver each of the Acquisition Documents to which it is a party and to consummate the Transactions, subject only, in the case of the consummation of the Final Closing, to approval of the sale of the Final Assets by the holders of a majority of the outstanding shares of Common Stock (the "Seller Requisite Vote"). Assuming due execution and delivery of this Agreement by Purchaser, and due execution and delivery of the Acquisition Documents to which Purchaser is a party, (a) this Agreement is a valid and binding agreement of Seller, enforceable against it in accordance with its terms and (b) each of the Acquisition Documents to which any Seller Business Entity is a party will, upon the execution by such Seller Business Entity of such Acquisition Document, be a valid and binding agreement of such Seller Business Entity enforceable against it in accordance with its terms. The transactions contemplated by the Acquisition Documents, the BHG Share Purchase and the Merger Agreement are either exempt from or not subject to Section 607.0901 or Section 607.0902 of the Florida Statutes.

     3.4 Seller Reports; Seller Financial Statements. Seller has made available to Purchaser each registration statement, report, proxy statement or information statement filed with the Securities and Exchange Commission (the "SEC") by it since September 30, 1996, in the form (including exhibits, annexes and any supplements and amendments thereto) filed with the SEC (collectively, including any such reports filed subsequent to the date hereof, the "Seller Reports"). As of their respective dates, the Seller Reports complied, and any Seller Reports filed with the SEC after the date hereof will comply, in all material respects with the applicable requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Securities Act of 1933, as amended (the "Securities Act"), and, in each case, the rules and regulations promulgated thereunder, and the Seller Reports did not, and any Seller Reports filed with the SEC after the date hereof will not, at the time of their filing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Except for adjustments reflected in the statement of net working capital as of August 31, 1999 as set forth in Section 1.1(d) of the Seller's Disclosure Letter, each of the consolidated balance sheets included in or incorporated by reference into the Seller Reports (including any related notes and schedules) fairly presents, or will fairly present, in all material respects, the consolidated financial position of Seller and its Subsidiaries as of its date and each of the consolidated statements of income and of changes in financial position included in or incorporated by reference into the Seller Reports (including any related notes and schedules) fairly presents, or will fairly present, in all material respects, the results of operations and cash flows, as the case may be, of Seller and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein. Seller has heretofore made available or promptly will make available to Purchaser a complete and correct copy of all amendments or modifications which are required to be filed with the SEC, but have not yet been filed with the SEC, to the Seller Reports. Except as set forth in the Seller Reports filed with the SEC prior to the date hereof (the "Filed Seller Reports") or as incurred in the ordinary course of business since the date of the most recent financial statements included in the Filed Seller Reports, neither Seller nor any of its Subsidiaries has any material Liabilities of any nature which would be required under GAAP to be set forth on a consolidated balance sheet of Seller and its Subsidiaries taken as a whole.

     3.5 Financial Information. (a) The financial data listed in Section 3.5 of the Seller's Disclosure Schedule do not, as of their respective dates, contain any material misstatement of fact or omit to state any material fact necessary to make such statements not misleading.

     (b) All of the Books and Records of Seller and its Subsidiaries relating to the Business have been made available to Purchaser prior to the execution of this Agreement and contain a true and complete record, in all material respects, of the business, operations, financial condition, results of operations, assets and Liabilities relating to the Business. The Seller Business Entities have no Books and Records recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) relating to the Business that are not under the exclusive ownership and control of the Seller Business Entities, except for such deficiencies in ownership and control which, individually or in the aggregate, are not reasonably likely to result in a Business Material Adverse Effect.

     3.6 Brokers and Finders. None of the Seller Business Entities or their respective officers, directors, employees or Affiliates has employed any broker or finder or incurred any Liability for any brokerage fees, commissions or finders' fees in connection with this Agreement, the Acquisition Documents or the Transactions, except that Seller has employed Financial Advisor, the arrangements with which have been disclosed to Purchaser prior to the date hereof and whose fees and expenses will be solely Seller's responsibility.

     3.7 Governmental Approvals; Noncontravention. (a) No Governmental Approvals that have not been obtained are required to be obtained or made on behalf of any of the Seller Business Entities in connection with the execution and delivery of this Agreement by Seller, and the execution and delivery of the Acquisition Documents by each of the Seller Business Entities a party thereto, or the consummation by the Seller Business Entities of the Transactions, other than (i) assuming Reservoir and its Subsidiaries do not own at least 80% of the outstanding Common Stock immediately following the consummation or expiration of the Tender Offer, the filing with the SEC and the New York Stock Exchange of the Proxy Documents, (ii) unless the condition set forth in Section 7.2(a) is waived, the filing of articles of merger with the Secretary of State of Florida,
(iii) filings required to be made under the HSR Act (the applicable waiting periods for which have heretofore expired), (iv) the approvals set forth in
Section 3.7(a) of Seller's Disclosure letter relating to the transfer of the Business Permits other than the Non-Transferable Business Permits and (v) Governmental Approvals that, if not obtained or made, are not, individually or in the aggregate, reasonably likely to result in a Business Material Adverse Effect.

     (b) The execution and delivery of this Agreement by Seller and the execution and delivery of the Acquisition Documents by each of the Seller Business Entities a party thereto, and the consummation by the Seller Business Entities of the Transactions, will not (i) conflict with or result in any violation of any provision of the articles of incorporation or by-laws (or comparable governing documents) of any of the Seller Business Entities, (ii) except as set forth in Section 3.7(b) of Seller's Disclosure Letter, require any consent that has not been obtained, approval or notice under, or conflict with or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, acceleration or loss of benefit or result in the creation of any Lien other than a Permitted Lien) under, any of the terms, conditions or provisions of any Contract to which any of the Seller Business Entities is a party or by which any of them or any portion of their properties or assets may be bound that, individually or in the aggregate, is reasonably likely to result in a Business Material Adverse Effect or (iii) subject to the Governmental Approvals referred to in Section 3.7(a), violate any Laws applicable to the Seller Business Entities or any portion of their properties or assets, the violation of which is reasonably likely to have a Business Material Adverse Effect.

     3.8 Board Recommendation. The Board, based on the unanimous recommendation of a special committee of the Board consisting of four directors unaffiliated with Reservoir or the Ben Hill Griffin Entities, has, in light of and subject to the terms and conditions set forth in this Agreement and in the Merger

Agreement, (i) determined that this Agreement, the Merger Agreement and the transactions contemplated hereby and thereby are advisable and in the best interests of Seller and its unaffiliated stockholders, (ii) determined that the consideration to be paid for each share of Common Stock pursuant to the Tender Offer and the Merger is fair to Seller's unaffiliated stockholders, (iii) determined that the consideration to be paid for the Purchased Assets and the Assumed Liabilities pursuant to this Agreement is fair to Seller and its unaffiliated stockholders, (iv) approved this Agreement, the Merger Agreement and the transactions contemplated hereby and thereby and (v) resolved to recommend that the holders of the Common Stock adopt this Agreement and the Merger Agreement and approve the transactions contemplated hereby and thereby and tender their shares of Common Stock pursuant to the Tender Offer. Section
4.24 of the Merger Agreement is true and correct.

     3.9 Material Contracts. (a) Section 3.9(a) of Seller's Disclosure Letter sets forth a complete list of the following Business Contracts in respect of the Business to which any Seller Business Entity is a party as of the date hereof (collectively, the "Business Material Contracts"): (i) each Contract pursuant to which the dollar volume of sales in respect of the Business to the Seller Business Entities exceeded $50,000 for the twelve months ended September 30, 1998 or is reasonably expected to exceed such amount for the twelve months ended September 30, 1999; (ii) each Business Contract that requires a payment in respect of the Business subsequent to the date of this Agreement by or to the Seller Business Entities in excess of $50,000; (iii) each Contract primarily related to the Business relating to, and evidences of, indebtedness for borrowed money or the deferred purchase price of assets or property in excess of $150,000; (iv) each partnership, joint venture or other similar Contract primarily related to the Business or which Purchaser is otherwise specifically assuming; (v) each license to and from the Seller Business Entities in respect of Business Intellectual Property; (vi) each distribution agreement primarily related to the Business or which Purchaser is otherwise specifically assuming;
(vii) each Business Contract that limits the right of the Seller Business Entities to compete with any Person or to exploit the Business Intellectual Property; (viii) each Contract primarily related to the Business or which Purchaser is otherwise specifically assuming to which any Governmental Authority is a party; (ix) each collective bargaining Contract with labor unions or associations; (x) each Contract primarily related to the Business or which Purchaser is otherwise specifically assuming under which the Seller Business Entities have material indemnity obligations; (xi) each citrus participation Business Contract; and (xii) each Business Contract for the disposition or acquisition of (1) any assets or properties other than in the ordinary course of business or (2) any business.

     (b) All Business Material Contracts are valid, binding and in full force and effect, none of the Seller Business Entities a party thereto is in default thereunder, nor to the knowledge of Seller is any other party thereto, nor does any condition exist that with notice or lapse of time or both would constitute a default by Seller (or to the knowledge of the Seller a default by any other party) thereunder, except for such defaults that, individually or in the aggregate, are not reasonably likely to result in a Business Material Adverse Effect.

     3.10 Absence of Certain Changes. Since August 31, 1999, the Seller Business Entities have conducted the Business in all respects only in, and have not engaged in any material transaction other than according to, the ordinary course of business consistent with past practice, and, except as disclosed in
Section 3.10 of Seller's Disclosure Letter or in any Filed Seller Reports, since August 31, 1999, there has not been any (i) Business Material Adverse Effect;
(ii) material damage, destruction or other casualty loss with respect to any material asset or property used, or held for use by, the Business, whether or not covered by insurance; (iii) incurrence, assumption or guarantee in respect of the Business by the Seller Business Entities of any indebtedness other than in the ordinary course of business and in amounts and on terms consistent with past practice; (iv) creation or assumption by the Seller Business Entities of any Lien on any Purchased Asset except for Permitted Liens; (v) making of any material loan, advance or capital contributions relating to the Business by the Seller Business Entities to, or investment in, any Person other than loans or advances to employees made in the ordinary course of business consistent with past practice which are not in the aggregate in excess of $100,000, (vi) waiver by the Seller Business Entities of any right of material value with respect to the Business or the Purchased Assets; (vii) labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Seller Business Entities relating to the Business, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees; (viii) change by the Seller Business Entities in accounting principles, practices or methods with respect to the Business, except as required by GAAP or applicable Law; (ix) payment or commitment to pay by or on behalf of the Seller Business Entities of any severance or termination pay in respect of the Business to any officer, employee, consultant, agent or other representative thereof other than under existing policies that are disclosed in the Disclosure Schedule; (x) grant of any general increase in the compensation of officers or employees of the Business (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) or any increase in the compensation payable or to become payable to any such officer or employee, except for annual increases in the ordinary course of business in accordance with past practice;
(xi) Contract in respect of the Business entered into by any of the Seller Business Entities (a) that limits the right of the Seller Business Entities to compete or to exploit the Business Intellectual Property or (b) to acquire or dispose of by merger, consolidation, sale, lease, license or otherwise any assets or properties or to assume any Liabilities other than in the ordinary course of business; (xii) incurrence or commitment to incur any sales, marketing or promotional allowances in respect of the Business by the Seller Business Entities outside of the ordinary course of business to distributors or co-packers; or (xiii) Contract to take any action which, if taken prior to the date hereof, would have made any representation or warranty in this Section untrue or incorrect in any material respect.

     3.11 Litigation. Section 3.11 of Seller's Disclosure Letter sets forth, as of the date hereof, all Claims pending and, to the knowledge of Seller, threatened in which the Business, if an adverse decision is rendered, is reasonably likely to be subject to damages in excess of $50,000. Except as disclosed in the Filed Seller Reports, (i) there is no Claim pending or, to the knowledge of Seller, threatened against any of the Seller Business Entities that, individually or in the aggregate, has had or is reasonably likely to have a Business Material Adverse Effect, (ii) there is no judgment, order, injunction, rule or decree of any Governmental Authority outstanding against any of the Seller Business Entities, individually or in the aggregate, having or that is reasonably likely to have any such effect and (iii) there is no Claim by any Governmental Authority pending or, to the knowledge of Seller, threatened against any of the Seller Business Entities with respect to any of the Transactions.

     3.12 Real Property. (a) Ownership of the Premises. The Seller Business Entities have good and marketable title in fee simple to all of the real property, and all buildings, structures and other improvements located thereon, set forth in Section 3.12(a)(i) of the Seller's Disclosure Letter (collectively, the "Owned Business Real Property") and good title to all leasehold interests set forth in Section 3.12(a)(ii) of the Seller's Disclosure Letter (the "Real Property Business Leases"), in each case free and clear of all Liens, except for Permitted Liens. True, correct and complete copies of all leases relating to the Real Property Business Leases have been delivered to Purchaser and the leasehold interests thereunder are in good standing, valid and effective in accordance with their respective terms. All rents and other sums and charges payable by the Seller Business Entities as a tenant under the Real Property Business Leases are current and there is not, under any of such leases, any existing default or condition that with notice or lapse of time or both would constitute a default by Seller (or to the Knowledge of the Seller, a default by any other party), except for such defaults that, individually or in the aggregate, are not reasonably likely to result in a Business Material Adverse Effect. Sections 3.12(a)(i) and 3.12(a)(ii) of Seller's Disclosure Letter set forth a complete list of the Owned Business Real Property and the Real Property Business Leases, respectively.

     (b) Entire Premises. All of the real property, land, buildings, structures and other improvements used primarily in the conduct of the Business, other than in any event the Grove Real Property, are included in the Owned Business Real Property and the Real Property Business Leases.

     (c) Mortgages. Except as set forth in Section 3.12(c) of Seller's Disclosure Letter, there is no underlying mortgage, deed of trust, lease, grant of term or other estate in, (i) any of the Owned Business Real Property or (ii) any Real Property Business Lease unless such estate or interest is expressly subordinate to the interest of the Seller Business Entities, as tenant under the applicable Real Property Business Lease. Seller has given to Purchaser true, correct and complete copies of any and all mortgages in respect of the Business Real Property.

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

     (d) Space Leases. None of the Seller Business Entities has granted to any Person any material right to the possession, use, occupancy or enjoyment of the Business Real Property or any portion thereof.

     (e) Condition and Operation of Improvements. All material components of all buildings, structures, fixtures and other improvements in, on or within the Owned Business Real Property (the "Improvements"), including to the roofs and structural elements thereof and the heating, ventilation, air conditioning, plumbing, electrical, mechanical, sewer, waste water, storm water, paving and parking equipment, systems and facilities included therein, taken as a whole, are in good operating condition and repair, subject to ordinary wear and tear and continued repair and replacement in accordance with past practice. All water, gas, electrical, steam, compressed air, telecommunication, sanitary and storm sewage lines and systems and other similar systems serving the Business Real Property are, to the knowledge of Seller, installed and operating and are sufficient to enable the Business Real Property to continue to be used and operated in the manner currently being used and operated, and any so-called hookup fees or other associated charges have been fully paid. Each such utility or other service is provided by a public or private utility or service company and enters the Business Real Property from an adjacent public street or valid private easement for the benefit of the supplier of such utility or other service or the applicable Business Real Property. Each Improvement has direct access to a public street adjoining the Business Real Property on which such Improvement is situated over the driveways and accessways currently being used in connection with the use and operation of such Improvement, and no existing accessway crosses or encroaches upon any property or property interest not owned or leased by the Seller Business Entities. No Improvement or portion thereof is dependent for its access, operation or utility on any land, building or other improvement not included in the Business Real Property. No portion of the Business Real Property is located in a special flood hazard area as designated by Federal Governmental Authorities.

     (f) Real Property Laws. All of the Business Real Property and its continued use, occupancy and operation as currently used, occupied and operated does not constitute a nonconforming use under any applicable building, zoning, subdivision or other land use or similar Law (collectively, "Real Property Laws"). The continued existence, use, occupancy and operation of each Improvement is not dependent on the granting of any special permit, exception, approval or variance. Seller Business Entities have no knowledge of any pending or anticipated change in any Real Property Law which would have a material adverse effect upon the ownership, use, occupancy or operation of the Business Real Property or any portion thereof, or upon reconstruction of any Improvement in the event of a casualty. No material dispute currently exists with any Governmental Authority having jurisdiction over the Business Real Property with respect to any Real Property Law or the application thereof to the Business Real Property.

     (g) Condemnation. Seller Business Entities have not received notice of, and to the knowledge of any of Seller Business Entities, there is not any pending, threatened or contemplated condemnation proceeding affecting the Business Real Property or any part thereof, and no sale or other disposition of the Business Real Property or any part thereof in lieu of condemnation.

     (h) Real Property Taxes. Except as set forth in Section 3.12 of Seller's Disclosure Letter, each of the parcels included in the Owned Business Real Property is assessed for real estate tax purposes as a wholly independent tax lot, separate from any adjoining land or improvements not constituting a part of such parcel. To the knowledge of the Seller Business Entities, there is (i) no pending or contemplated reassessment of any property included in the Owned Business Real Property, or (ii) no pending or contemplated reassessment of any property included in the Real Property Business Leases which would result in a change in the rent, additional rent or other sums and charges payable by the Seller Business Entities under the Real Property Business Leases. To the extent that any of the parcels included in the Owned Business Real Property were classified as agricultural parcels for the purpose of assessing ad valorem Taxes during the prior Tax year, Seller has timely made all filings necessary in order to maintain such classification with respect to such parcels for the current Tax year.

     (i) Survey. To Seller's knowledge, there are no encroachments or other facts or conditions affecting any parcel of Business Real Property that would be revealed by an accurate survey or careful physical inspection thereof which would, individually or in the aggregate, (i) interfere in any material respect with, or materially increase the cost of, the use, occupancy or operation thereof as currently used, occupied and operated or (ii) materially reduce the fair market value thereof below the fair market value such parcel would have had but for such encroachment or other fact or condition. To Seller's knowledge, no portion of any material Improvement encroaches upon any property not included within the Business Real Property or upon the area of any easement affecting the Business Real Property.

     (j) Mechanic's and Other Liens. The Seller Business Entities do not owe any money to any architect, contractor, subcontractor, materialman or any other professional entitled to claim a construction Lien for labor or materials performed, rendered or supplied to or in connection with any Business Real Property within the past six months, except for amounts disputed in good faith and properly accrued in the Company's Books and Records. There is no work being done at or materials being supplied to any parcel of Business Real Property at the date hereof other than routine maintenance projects having an aggregate cost through completion of not more than $50,000.

     3.13 [Intentionally Omitted].

     3.14 Assets; Personal Property. (a) All of the Business Equipment is set forth in Section 3.14 of the Seller's Disclosure Letter. The Seller Business Entities have good and marketable title (or, with respect to personal property, good title) to, or a leasehold interest in, all of the tangible Purchased Assets, free and clear of any Liens other than Permitted Liens, and Purchaser will acquire good title to, or a leasehold interest in, all of the tangible Purchased Assets free and clear of any Liens other than Permitted Liens upon the Proper Closing. The Seller Business Entities own the intangible Purchased Assets, free and clear of any Liens other than Permitted Liens, and Purchaser will acquire all title to the intangible Purchased Assets, free and clear of any Liens other than Permitted Liens, upon the Proper Closing.

     (b) The items of personal property included in the Purchased Assets and presently and actively used in the operation of the Business taken as a whole are in reasonable operating condition, in light of their respective ages, for the purposes for which they are currently being used except for such deficiencies that, individually or in the aggregate, are not reasonably likely to have a Business Material Adverse Effect.

     3.15 Compliance with Laws; Permits. (a) Except as set forth in the Filed Seller Reports, with respect to the Business, none of the Seller Business Entities is in conflict with or in default or in violation of any law, rule, statute, ordinance, regulation, judgment, order, injunction, decree, arbitration award, license or permit of any Governmental Authority (collectively, "Laws") applicable to the Seller Business Entities or any portion of their properties or assets relating to the Business or the conduct thereof, including without limitation, the provisions of Chapters 500 and 601, Florida Statutes, and the regulations promulgated thereunder and all Laws promulgated or enforced by the United States Food and Drug Administration (the "FDA"), except for violations that, individually or in the aggregate, have not resulted and are not reasonably likely to result in a Business Material Adverse Effect, and since January 1, 1993, none of the Seller Business Entities has, in respect of the Business, received any notice of any investigation or notice of violation of any of the foregoing. Except as set forth in Schedule 3.15(a)(1) of Seller's Disclosure
Letter: (i) there are no material licenses, permits, exemptions, consents, waivers, authorizations, rights, certificates of occupancy, franchises, orders or approvals of, or registrations with any Governmental Authority necessary for or used primarily by the Seller Business Entities to carry on the Business as now being conducted or to use and occupy the Business Real Property as now being used (the "Business Permits"), (ii) all such Business Permits are in full force and effect and no proceeding is pending or, to the knowledge of Seller, threatened, to revoke or limit any such Business Permit and (iii) each of Seller and its Subsidiaries is in compliance in all material respects with the terms and conditions of all such Business Permits except for such non-compliance that, individually or in the aggregate, is not reasonably likely to result in a Business Material Adverse Effect. Except for those Business Permits listed on
Schedule 3.15(a)(2) of Seller's Disclosure Letter (the "Non-Transferable Business Permits"), assuming the receipt of the Governmental Approvals set forth in Section 3.7(a) of Seller's Disclosure Letter, Purchaser will acquire all material legal rights of the Seller Business Entities with respect to the Business Permits upon the Final Closing.

     (b) Each of the Seller Business Entities is, with respect to every product relating to the Business manufactured, produced, sold, marketed, distributed or under development at any time by or on behalf of any of the Sellers Business Entities (each a "Product" and collectively the "Products"), in compliance ("Product Compliance") with the applicable provisions of the Federal Food, Drug and Cosmetics Act, as amended, the applicable regulations and requirements adopted by the FDA pursuant to that Act, the applicable regulations and requirements adopted by the United States Department of Agriculture the ("UDSA") and any applicable requirements established by state and local Governmental Authorities responsible for regulating food products and establishments (collectively, "State Food Authorities"), as well as with all terms and conditions imposed in any Business Permits granted to the Sellers or their Affiliates by the FDA, USDA or State Food Authorities, including any applicable "Good Manufacturing Practices," requirements for use of food or color additives, labeling requirements, testing requirements and protocols, shipping requirements, record keeping and reporting requirements, monitoring requirements, packaging or repackaging requirements, laboratory controls, storage and warehousing procedures and shipping requirements, except where the failure to be in Product Compliance would not be reasonably likely to result in a Business Material Adverse Effect. Except as set forth on Schedule 3.15(b) of Seller's Disclosure Letter, since January 1, 1993, none of the Seller Business Entities have received written notice of any failure to be in Product Compliance or that the FDA, USDA or any State Food Authority is alleging any failure to be in Product Compliance.

     (c) Except as set forth on Schedule 3.15(c) of Seller's Disclosure Letter, none of the Seller Business Entities, the Products, or, to the knowledge of the Seller Business Entities, the co-packers manufacturing the Products or the co-packers' facilities, is now subject (and none has been subject during the previous four years) to any materially adverse inspection, finding, recall, investigation, penalty assessment, audit or other compliance or enforcement action by the FDA, USDA, any State Food Authority or any other authority having responsibility for the regulation of food or beverage products.

     (d) The Seller Business Entities have obtained all required Governmental Approvals from the FDA, USDA, State Food Authorities and any other Governmental Authority having responsibility for the regulation of food or beverage products, for their current and past business activities relating to the Products, including any approvals required for the marketing and sale of those Products, the manufacture and distribution of the Products, the food and color additives appearing in or otherwise used in manufacturing the Products, the labeling of the Products and the claims made regarding the content, benefits or quality of the Products, except for those approvals, authorizations, applications and other submissions of which the failure to obtain would not be reasonably expected to result in a Business Material Adverse Effect. None of the Seller Business Entities have received any written notice that any such Governmental Approvals have not been obtained or have been revoked or that there is any challenge to any such Governmental Approvals.

     (e) With respect to the Business, none of the Seller Business Entities or, to the knowledge of the Seller Business Entities, any third party retained by the Seller Business Entities has made on behalf of the Sellers Business Entities any material false statements or material omissions in applications or other submissions to the FDA, USDA, State Food Authorities or any other Governmental Authority having responsibility for the regulation of food or beverage products, and none of the Seller Business Entities or, to the knowledge of the Seller Business Entities, third parties retained by the Seller Business Entities has made or offered on behalf of the Seller Business Entities any payments, gratuities or other things of value that are prohibited by any law or regulation to personnel of the FDA, USDA, State Food Authority or other authority having responsibility for the regulation of food or beverage products.

     (f) With respect to the Business, none of the Seller Business Entities have received any information or report from the FDA, FDA personnel or other authority indicating that any of the Products are unsafe for their intended use, and to the knowledge of the Seller Business Entities there are no facts that would indicate that the FDA, USDA or any State Food Authority has or will prohibit or materially restrict the manufacturing, marketing, sale, license, or use in the United States of any Product currently produced, marketed or under development by the Seller Business Entities, or the operation or use of any facility currently used by the Sellers Business Entities or, to the knowledge of the Seller Business Entities, their co-packers to make or distribute any Product.

     3.16 Environmental Matters. Except for matters disclosed on Schedule 3.16 or in the Seller Reports, (a) there have been no releases of Hazardous Material in, on, under or affecting any of the Business Real

Property or, to the knowledge of the Seller Business Entities, any properties previously owned, leased or operated in respect of the Business by the Seller Business Entities or any surrounding site, which, in either case, would require the Purchaser to conduct or otherwise be responsible for any material investigation or remediation pursuant to Environmental Laws or result in a material Liability to the Purchaser pursuant to Environmental Laws or principles of common law relating to pollution or protection of health, safety or the environment, (b) none of the Seller Business Entities has disposed of any Hazardous Material in respect of the Business in a manner that has led, or could reasonably be anticipated to lead, to a release of any Hazardous Material, which, in either case, would require the Purchaser to conduct or otherwise be responsible for any material investigation or remediation pursuant to Environmental Laws or result in a material Liability to the Purchaser pursuant to Environmental Laws or principles of common law relating to pollution or protection of health, safety or the environment, (c) none of the Seller Business Entities has received any written notice of, or entered into any order, settlement or decree in respect of the Business relating to: (A) any violation of any Environmental Laws or the institution or pendency of any Claim by any Person in connection with any alleged violation of Environmental Laws or any other alleged Liability pursuant to Environmental Laws or principles of common law as relating to pollution or protection of health, safety or the environment or (B) the response to or remediation of Hazardous Material at or arising from any of the Business Real Property or any properties previously owned, leased or operated in respect of the Business by the Seller Business Entities or any surrounding site, which, in either case, would result in a material Liability for the Purchaser and (d) there have been and there are no material violations of any Environmental Laws in respect of the Business by the Seller Business Entities.

     3.17 Intellectual Property. (a) Ownership. Seller and its Subsidiaries own, free and clear of all Liens, or otherwise have the right to use, sell and license all Business Intellectual Property, except for Permitted Liens.

     (b) Intellectual Property Schedules. Section 3.17(b)(i) of Seller's Disclosure Letter sets forth all material Copyrights, Patents, Software (other than "off the shelf" software) and Marks used primarily in the Food Service Business. Section 3.17(b)(ii) of Seller's Disclosure Letter sets forth all material Copyrights, Patents, Software (other than "off the shelf" software) and Marks used primarily in the Processing Business of the Seller. Section 3.17(b)(iii) of Seller's Disclosure Letter sets forth all material licenses, sublicenses, and other Contracts or permissions ("IP Licenses") under which Seller and its Subsidiaries are a licensor or licensee or are otherwise authorized to practice Business Intellectual Property and specifies those licenses, sublicenses, and other Contracts or permissions ("Food Service IP Licenses") under which Seller and its Subsidiaries are a licensor or licensee or are otherwise authorized to practice Food Service Intellectual Property and those material licenses, sublicenses, and other Contracts or permissions ("Processing IP Licenses") under which Seller and its Subsidiaries are a licensor or licensee or are otherwise authorized to practice Processing Intellectual Property.

     (c) Claims. None of the Seller Business Entities have materially infringed upon or otherwise materially violated the intellectual property rights of any third party nor have they received any Claim alleging any such infringement or other violation. None of the Seller Business Entities is, nor has any of the Seller Business Entities been during the three years preceding the date hereof, a party to any Claim, nor, to the Knowledge of Seller, is any Claim threatened, that challenges the validity, enforceability, ownership, or right to use, sell, or license any Business Intellectual Property, except for Claims which, individually or in the aggregate, have not resulted and are not reasonably likely to result in a Business Material Adverse Effect. To the knowledge of Seller, no third party is infringing upon any Business Intellectual Property except for infringements which, individually or in the aggregate, have not resulted and are not reasonably likely to result in a Business Material Adverse Effect.

     (d) Filing Requirements. The Seller Business Entities are currently in compliance with all legal requirements (including the timely payment of filing and other fees and the timely filing of documents and other information) relating to the Business Intellectual Property, except for failures to so comply which, individually or in the aggregate, have not resulted and are not reasonably likely to result in a Business Material Adverse Effect.

     (e) Protection of Trade Secrets and Technology. The Seller Business Entities have taken all reasonable precautions to protect the secrecy, confidentiality, and value of the Trade Secrets, except for failures to take such precautions which, individually or in the aggregate, have not resulted and are not reasonably likely to result in a Business Material Adverse Effect.

     (f) Software. Except as set forth in Section 3.17(f) of Seller's Disclosure Letter, to Seller's Knowledge, all material Software used, sold or licensed by the Seller Business Entities in the conduct of the Business is held by the Seller Business Entities legitimately, is fully and freely transferable to the Purchaser without any Consents and is free from any significant software defect.

     (g) Effect of Transaction. After the completion of the transactions contemplated hereby, Purchaser will own all right, title, and interest in and to or have a license to use all Business Intellectual Property that is material to the Business. All Business Intellectual Property will be owned or available for use by Purchaser on identical terms and conditions immediately subsequent to the Proper Closing Date as existed prior thereto, except for such failures to own or to have available for use which, individually or in the aggregate, have not resulted and are not reasonably likely to result in a Business Material Adverse Effect.

     3.18 Year 2000 Compliance. All Software, hardware, databases, and embedded control systems used, sold, or licensed by the Seller Business Entities in respect of the Business (collectively, the "Business Systems") are Year 2000 Compliant, except for Business Systems for which the failure to be Year 2000 Compliant, individually or in the aggregate, would not be reasonably likely to have a Business Material Adverse Effect. As used herein, the term "Year 2000 Compliant" means that the Systems (i) accurately process date and time data (including, without limitation, calculating, comparing, and sequencing) from, into, and between the twentieth and twenty-first centuries, the years 1999 and 2000, and leap year calculations and (ii) operate accurately with other software and hardware that use standard date format (4 digits) for representation of the year. Seller has no Knowledge that the failure of any supplier, manufacturer, distributor, or other third party to be Year 2000 Compliant is reasonably likely to result in a Business Material Adverse Effect.

     3.19 Taxes. Except as set forth in Section 3.19 of Seller's Disclosure Letter, each of the Seller Business Entities has timely filed or will timely file all Tax Returns required to be filed with respect to it and has paid or provided for all deficiencies or other assessments of Tax owed by it for all tax periods ending on or prior to the Final Closing Date which if unpaid would result in a Lien (other than a Permitted Lien) upon or in respect of any of the Purchased Assets. As of the date hereof, except as set forth in Section 3.19 of Seller's Disclosure Letter, there is no pending or, to the knowledge of Seller, threatened Tax audit of any Tax Return filed by or on behalf of the Seller Business Entities or with respect to any of the Seller Business Entities' income, assets and operations, including the Purchased Assets.

     3.20 Employee Benefits. (a) Except as set forth on Schedule 3.20(a) of Seller's Disclosure Letter, none of the Seller Business Entities or any other trade or business, whether or not incorporated, that would be aggregated with any of the foregoing under Section 414(b), (c), (m) or (o) of the Code (an "ERISA Affiliate") maintains or contributes to or has any obligation to contribute to, or has any direct or indirect Liability with respect to any plan, program, arrangement or Contract which is an employment, consulting or deferred compensation agreement, or an executive compensation, incentive bonus or other bonus, service award, employee pension, profit-sharing, savings, retirement, stock option, stock purchase, severance pay, life, health, disability or accident insurance plan, or vacation, or other employee benefit plan, program, arrangement, agreement or commitment, including, without limitation, any "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (individually, a "Seller Plan" and collectively, the "Seller Plans").

     (b) None of the Seller Business Entities or any ERISA Affiliate maintains or contributes to, or has within the preceding six years maintained or contributed to, or has had during such period the obligation to maintain or contribute to, or may have any Liability with respect to, any Seller Plan intended to be qualified under Section 401(a) of the Code (a "Qualified Plan") subject to Title IV of ERISA or Section 412 of the Code or any "multiple employer plan" within the meaning of the Code or ERISA.

     (c) Since September 30, 1993, no event has occurred in connection with which the Seller Business Entities or any ERISA Affiliates or any Seller Plan, directly or indirectly, could be subject to any material Liability under ERISA, the Code or any other law, regulation or governmental order applicable to any Seller Plan, including, without limitation, Section 406, 409, 502(i), 502(l) or 4069 of ERISA, or Section 4971, 4975 or 4976 of the Code.

     (d) With respect to each Seller Plan (A) all payments due from any of the Seller Business Entities or any ERISA Affiliate to date have been made when due and all amounts properly accrued to date or as of the Final Closing Date as liabilities of the respective Seller Business Entity or ERISA Affiliate which have not been paid have been properly recorded on the books of such respective Seller Business Entity or ERISA Affiliate; (B) each such Seller Plan which is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) and intended to qualify under Section 401 of the Code has received a favorable determination letter from the IRS with respect to such qualification, its related trust has been determined to be exempt from taxation under Section 501(a) of the Code, and nothing has occurred since the date of such letter that has or is likely to adversely affect such qualification or exemption; and (c) there are no actions, suits or Claims pending (other than routine claims for benefits) or threatened with respect to such Seller Plan or against the assets of such Seller Plan.

     (e) With respect to each Qualified Plan and each Seller Plan which is an "employee welfare benefit plan" within the meaning of Section 3 of ERISA, the Seller Business Entities and each ERISA Affiliate have complied with, and each such Seller Plan conforms in form and operation to, all applicable laws and regulations, including, but not limited to, ERISA and the Code, in all material respects.

     (f) Other than with respect to benefits accrued under a Qualified Plan, the consummation of the Transactions will not (A) accelerate the time of the payment or vesting of, or increase the amount of, compensation due to any employee or former employee, or (B) entitle any employee or former employee to severance pay, unemployment compensation or similar payment.

     (g) None of the Seller Business Entities has any obligation to provide or any direct or indirect Liability with respect to the provision of health or death benefits to or in respect of former employees, except as may be required pursuant to Section 4980B of the Code and the costs of which are fully paid by such former employees.

     (h) With respect to each Seller Plan, the Seller has delivered or made available to Purchaser a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (A) any related trust agreement or other funding instrument; (B) the most recent IRS determination letter, if applicable; (c) any summary plan description and other written communication (or a description of any oral communications) by the Seller Business Entities to its employees concerning the benefits provided under the Seller Plan; and for the three most recent years (w) the Form 5500 and attached schedules, (x) audited financial statement, (y) actuarial valuation reports and (z) attorney's response to an auditor's request for information.

     3.21 Labor Matters. (a) None of the Seller Business Entities has violated in any material respect any provision of federal or state law or any governmental rule or regulation, or any order, decree, judgment arbitration award of any court, arbitrator or any government agency regarding the terms and conditions of employment of employees, former employees or prospective employees or other labor related matters, including, without limitation, laws, rules, regulations, orders, rulings, decrees, judgments and awards relating to discrimination, fair labor standards and occupational health and safety, wrongful or retaliatory discharge or violation of the personal rights of employees, former employees or prospective employees or relating to the payment of social security or other Taxes.

     (b) Except as set forth on Schedule 3.21(b) of Seller's Disclosure Letter, none of the Seller Business Entities or any ERISA Affiliate is a party to or otherwise bound by any collective bargaining Contract with a labor union or labor organization, nor is any of the Seller Business Entities the subject of any claim asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor union or labor organization, nor is there pending or, to the Knowledge of Seller, threatened, nor has there been for the past five years, any labor strike, dispute, walkout, work stoppage, slow-down or lockout relating to the Business involving the Seller Business Entities that has resulted or is reasonably likely to result in a Business Material Adverse Effect.

     3.22 Insurance. With respect to the Business, the Seller Business Entities maintain insurance policies against all risks, including fire and other risks insured against by extended coverage, of a character and in such amounts as are set forth on Schedule 3.22 of Seller's Disclosure Letter (the "Insurance Policies"). Each Insurance Policy that is material to the Business is in full force and effect and is valid, outstanding and enforceable, and all premiums due thereon have been paid in full. Each of the Seller Business Entities has complied in all material respects with the provisions of each Insurance Policy under which it is the insured party. No insurer under any Insurance Policy has canceled any such policy or, to Seller's knowledge, indicated any intent to do so or not to renew any such policy.

     3.23 Product Warranties. Section 3.23 of Seller's Disclosure Letter sets forth complete and accurate copies of the written, and descriptions of all oral, warranties and guaranties by any of the Seller Business Entities currently in effect with respect to the goods and services produced or provided by them in respect of the Business. The goods and services produced or provided by the Seller Business Entities in respect of the Business comply in all material respects to the warranties and guarantees currently in effect with respect to such goods and services, except for such non-compliance which, individually or in the aggregate, are not reasonably likely to have a Business Material Adverse Effect.

     3.24 Suppliers and Customers. Section 3.24 of Seller's Disclosure Letter sets forth for the nine months ended June 30, 1999 the ten largest suppliers and the ten largest customers in respect of the Business by dollar volume paid by or to the Seller Business Entities. To the knowledge of Seller, the relationships of the Seller Business Entities with such suppliers and customers in respect of the Business are good commercial working relationships and, except as set forth in Section 3.24 of Seller's Disclosure Letter, to the knowledge of Seller, (a) no Person listed in Section 3.24 of Seller's Disclosure Letter has threatened to cancel or otherwise terminate, or intends to cancel or otherwise terminate, the relationship of such Person with the Business, (b) no such Person has during the twelve months ended June 30, 1999 decreased materially or threatened to decrease or limit materially, or intends to modify materially its relationship with respect to the Business or intends to decrease or limit materially its services or supplies to the Business or its usage or purchase of the services or products of the Business and (c) the consummation of the Transactions will not materially adversely affect the relationship between such Persons and the Business.

     3.25 Accounts Receivable. All Business Accounts Receivable reflected on the Net Working Capital Schedules will have arisen in the ordinary course of the Business and to the Knowledge of the Company are collectible in the ordinary course subject to reserves for bad debts and customer credit as reflected in the Company's Books and Records.

     3.26 Inventory. The Inventory reflected on the Current Business Balance Sheet was, and the Inventory currently held by the Seller Business Entities is, in merchantable condition, is in compliance with all applicable Laws and regulations in all material respects and is suitable, usable and salable in the ordinary course of business for the purposes for which intended, subject only to a lower of cost or market reserve and a reserve for excess and obsolete inventory as reflected in the Company's Books and Records.

     3.27 Seller's Representations in Merger Agreement. The representations and warranties made by the Seller in the Merger Agreement are true and correct in all material respects.

                                   ARTICLE IV

                            [INTENTIONALLY OMITTED]

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

                                   ARTICLE V

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

     As an inducement to Seller to enter into this Agreement and to consummate the Transactions, Purchaser hereby represents and warrants to Seller as follows:

     5.1 Organization and Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own and operate its properties and assets and to carry on its business as presently conducted.

     5.2 Corporate Authority; Approval. Purchaser has all requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and the Acquisition Documents to which it is a party and to consummate the Transactions. Assuming due execution and delivery of this Agreement by Seller and due execution and delivery of the Acquisition Documents by each Seller Business Entity a party thereto, this Agreement is, and the Acquisition Documents to which Purchaser is a party will, upon the execution by Purchaser thereof, be, a valid and binding agreement of Purchaser enforceable against it in accordance with its terms.

     5.3 Government Approvals; Noncontravention. (a) No Governmental Approvals are required to be obtained or made on behalf of Purchaser in connection with the execution and delivery by it of this Agreement and the Acquisition Documents to which it is a party or the consummation by it of the Transactions, other than
(i) filings required to be made under the HSR Act (the applicable waiting periods for which have heretofore expired) and (ii) Governmental Approvals that, if not obtained or made, are not, individually or in the aggregate, reasonably likely to result in any Purchaser Material Adverse Effect.

     (b) The execution and delivery by Purchaser of this Agreement and the Acquisition Documents to which it is a party and the consummation by Purchaser of the Transactions will not (i) conflict with or result in any violation of any provision of its certificate of incorporation or by-laws, (ii) require any consent, approval or notice under, or conflict with or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, acceleration or loss of benefit or result in the creation of any Lien) under, any of the terms, conditions or provisions of any Contract to which Purchaser is a party or by which it or any portion of its properties or assets may be bound that, individually or in the aggregate, is reasonably likely to result in a Purchaser Material Adverse Effect or (iii) subject to the Governmental Approvals referred to in Section 5.3(a), violate any Laws applicable to Purchaser or any portion of its properties or assets.

     5.4 Brokers and Finders. Neither Purchaser nor its officers, directors, employees or Affiliates has employed any broker or finder or incurred any Liability for any brokerage fees, commissions or finders' fees in connection with this Agreement, the Acquisition Documents or the Transactions.

     5.5 Financing. On the Initial Closing Date and the Final Closing Date, Purchaser will have available all funds necessary to pay the Initial Payment and the Final Payment, respectively, as provided in this Agreement.

                                   ARTICLE VI

                                   COVENANTS

     6.1 Conduct of Business. (a) Following the Initial Closing, until the Final Closing or the earlier termination of this Agreement and except as expressly contemplated or permitted by this Agreement, (i) Purchaser shall not be required to remove any Purchased Assets that are purchased at the Initial Closing but are located at the premises of Seller or its Subsidiaries and Seller shall permit Purchaser's employees reasonable access during business hours to such Purchased Assets for the purpose of operating, maintaining or removing such Purchased Assets; provided there shall be no substantive interference with Seller's operations and Purchaser maintains such assets in no worse repair than on the Initial Closing Date and in compliance with all material legal requirements, (ii) Seller and its Subsidiaries will continue to supply the Food Service

Business with juice and beverage products that are included in the Business Inventory at the unit value used by Tedder, James in the preparation of the statements of net working capital as of August 31, 1999, and (iii) Seller and its Subsidiaries shall continue to operate the Processing Business only in the ordinary course of business; provided that this shall not be understood to require Seller or its Subsidiaries to process citrus at its processing plant. Without limiting the generality of the foregoing, (i) Seller and its Subsidiaries shall use all commercially reasonable efforts (subject to the proviso in the immediately preceding sentence) to preserve the Processing Business intact in all material respects to keep available, subject to terminations in the ordinary course, the services of the Scheduled Employees who are listed in Section 6.1 of the Seller's Disclosure Letter ("Offered Employees"), to maintain the assets and properties of the Processing Business in the same order as on the date of this Agreement, to maintain insurance respecting the Processing Business and the tangible assets included therein) in such amounts and against such risks and losses as are currently in effect, to preserve the relationships with key customers and suppliers of the Processing Business and others having significant business dealings with it and to comply in all material respects with all Laws and orders of all Governmental Authorities applicable to it, and (ii) Seller shall not, nor shall it permit any of its Subsidiaries to, except as otherwise expressly provided for in this
Agreement:

          (A) acquire as part of the Processing Business (by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner) any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire as part of the Processing Business any material assets other than inventory and other assets to be sold or used in the ordinary course of business;

          (B) other than dispositions in the ordinary course of its business of assets included in the Processing Business or which are not, individually or in the aggregate, material to the Processing Business taken as a whole, sell, lease, grant any security interest in or otherwise dispose of or encumber any of its properties (other than Permitted Liens);

          (C) except to the extent required by applicable law, with respect to the Processing Business, permit any material change in (A) any marketing, purchasing, investment, accounting, financial reporting, inventory, credit, allowance or tax practice or policy or (B) any method of calculating any bad debt, contingency or other reserve for accounting, financial reporting or tax purposes, except in all events with the consent of Purchaser which shall not be unreasonably withheld;

          (D) enter into, adopt, amend in any material respect (except as may be required by applicable law) or terminate any Seller Plans, or other agreement, arrangement, plan or policy between Seller or one of its Subsidiaries and one or more of its directors, officers or employees, or increase (other than increases in the ordinary course of business consistent with past practice) in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan or arrangement in effect as of the date hereof, except for matters that will not affect Purchaser after giving effect to Section 6.11(a);

          (E) make any capital expenditures or commitments for additions to plant, property or equipment constituting capital assets to be transferred at the Final Closing in an aggregate amount exceeding $100,000 for periods on or prior to January 1, 2000, or exceeding $100,000 for each calendar quarter thereafter, without the prior consent of Purchaser not to be unreasonably withheld;

          (F) make any material change in the lines of business in which the Processing Business participates or is engaged; or

          (G) enter into any contract, binding commitment or arrangement to do or engage in any of the foregoing.

             (b) Seller shall confer on a regular and frequent basis with Purchaser with respect to the business and operations and other matters relevant to the Processing Business or this Agreement and shall promptly advise Purchaser, orally and in writing, of any change or event, including, without limitation, any complaint, investigation or hearing by any Governmental Authority (or communication indicating the same may be contemplated) or the institution or threat of litigation, having, or which, insofar as can be reasonably foreseen, could have, a material adverse effect on the Processing Business taken as a whole or on the ability of Seller to complete the Final Closing; provided that the Company shall not be required to make any disclosure to the extent such disclosure would constitute a violation of any applicable law.

     6.2 Publicity; Confidentiality. (a) All press releases with respect to this Agreement and the Acquisition Documents shall be in the form agreed to by Seller and Purchaser. For as long as this Agreement is in effect, each of Purchaser and Seller shall not, and shall cause its Affiliates not to, issue or cause the publication of any press release, any other public announcement or any general announcement to the employees, customers, suppliers or other Persons to whom the Seller sells goods or provides services or with whom Seller otherwise has significant business relationships with respect to the transactions contemplated under this Agreement and the Acquisition Documents without the consent of the other party to this Agreement (which consent shall not be unreasonably withheld or delayed), except where such release or announcement is required by applicable Law or pursuant to any listing agreement with, or the rules or regulations of, any securities exchange or any other regulatory requirement (and then, to the extent feasible, with prior notice to and consultation with the other party to this Agreement, including, without limitation, an advance copy of any such release or announcement and an opportunity by such parties to comment thereon). Purchaser acknowledges and accepts that, promptly after the execution and delivery of this Agreement, Seller will file with the SEC a Current Report on Form 8-K, reporting such event and including a copy of this Agreement as an exhibit thereto.

     (b) After the Final Closing and for a period of five years following the Final Closing Date, Seller agrees that it and its Subsidiaries will keep and will use its best efforts to cause its other Affiliates to keep confidential all Confidential Information in their respective possession, regardless of whether such information is conveyed to Purchaser as part of the Purchased Assets. If Seller or any of its Affiliates is requested or required by Law to disclose any such Confidential Information, Seller will promptly notify Purchaser of such request or requirement and will cooperate with Purchaser at Purchaser's expense such that Purchaser may obtain an appropriate protective order or other appropriate remedy or reliable assurance that confidential treatment will be accorded to such Confidential Information. If, in the absence of a protective order or the receipt of a waiver hereunder, Seller or any of its Affiliates is required by applicable Law to disclose any Confidential Information, Seller and its Subsidiaries shall, or shall use its best efforts to cause its Affiliate to, disclose only so much of such Confidential Information as is so required. Seller shall not be obligated to comply with this Section 6.2(b) in pursuing any remedy against Purchaser but shall use reasonable efforts to avoid any unnecessary disclosure.

     6.3 No Solicitation. From the date hereof until the earlier of the Final Closing Date or the termination of this Agreement in accordance with its terms, Seller shall not, and shall cause its Affiliates not to, through any officer, director, employee or agent or otherwise, solicit, initiate, participate in any negotiation or discussion or enter into any agreement in respect of, any Acquisition Proposal (as hereinafter defined), or facilitate any such by proposal by furnishing any non-public information concerning, or affording access to, the Business or otherwise. The term "Acquisition Proposal" means any proposal (other than a proposal by Purchaser or a proposal that explicitly assumes the obligations of Seller under this Agreement) for the acquisition of all or the acquisition out of the ordinary course of any portion of the assets comprising the Business or for a merger (other than the Merger), stock acquisition, consolidation or other business combination pursuant to which any other Person (other than Reservoir or an Affiliate thereof) would acquire the Business or any substantial interest therein or the Purchased Assets or any material portion thereof.

     6.4 Access. (a) Between the date of this Agreement and the Final Closing, Seller shall (and shall cause its Subsidiaries to) (i) afford the Purchaser's officers, employees, counsel, accountants and other authorized representatives access to the Books and Records of Seller and its Subsidiaries in respect of the Business and the assets, properties and personnel relating thereto, in each case, during normal business hours, upon reasonable prior notice and in such a manner as not to interfere with the normal operations of Seller, and (ii) furnish, except to the extent doing so would violate any Law or Contract, promptly to Purchaser all information concerning the Business and the assets, properties and personnel of the Business as may reasonably be requested by Purchaser; provided, however, that no investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by Seller hereunder or under the Acquisition Documents. All information so provided shall be held by the Purchaser under its existing confidentiality agreement entered into in connection with the transactions contemplated by this Agreement which shall continue following the execution or termination of this Agreement, with Seller being treated as if it were the party thereto entitled to the benefits thereunder.

     (b) After the Final Closing and for a period of five years following the Final Closing Date, (i) Purchaser shall afford Seller's officers, employees, counsel, accountants and other authorized representatives reasonable access to the Books and Records obtained from Seller and its Subsidiaries relating to the Business and (ii) Seller and its Subsidiaries shall afford Purchaser's officers, employees, counsel, accountants and other authorized representatives access to the Books and Records retained by Seller and its Subsidiaries relating to the Business, in each case, during normal business hours in such a manner as not to interfere with the normal operations of the Person providing access, as reasonably required in connection with preparing Tax Returns or financial statements, determining or enforcing rights or duties under this Agreement or the Acquisition Documents or complying with Law or requests of any Governmental Authority. Seller hereby agrees that it shall keep confidential pursuant to
Section 6.2(b) (for a period of five years from the date it obtains such information) any Confidential Information which it obtains pursuant to this Section. Purchaser hereby agrees that if it obtains any confidential information related to the Grove Business pursuant to this Section, it shall agree to take such actions with respect to such information as are required to be taken by Seller under Section 6.2(b) hereof with respect to Confidential Information (for a period of five years from the date Purchaser obtains such information).

     6.5 Certain Filings. The parties hereto shall cooperate with one another in determining whether any Governmental Approval is required or reasonably appropriate, or any other Consent is required or reasonably appropriate, in connection with the consummation of the Transactions. Without limiting the generality of the foregoing, each of the parties hereto shall, as promptly as practicable following the execution and delivery of this Agreement, make such filings with Governmental Authorities as are determined to be necessary or reasonably appropriate in connection with the Transactions. Each of the parties hereto shall furnish to the other such necessary information and reasonable assistance as it may request in connection with its preparation of any filing or submission to any Governmental Authority. The parties hereto shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, any such Governmental Authority, and shall comply promptly with any such inquiry or request.

     6.6 All Necessary Action. Subject to the terms and conditions hereof, each of Purchaser and Seller agrees to use its best efforts to, and to use its best efforts to cause its officers, directors, employees or agents to, take or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the Transactions (including without limitation the actions required to consummate the Final Closing under
Section 607.1202 of the Florida Business Corporation Act) and to cause the conditions to each party's obligation to consummate the Final Closing to be satisfied as promptly as practicable, including, in the case of Seller, waiving, and causing to be waived, the condition set forth in Section 7.2(a) if all of the other conditions set forth in Sections 7.1, 7.2 and 7.3 have been satisfied (or waived by the parties entitled to the benefits thereof). Without limiting the generality of the foregoing, the parties hereto agree that if the Tender Offer is not consummated by November 15, 1999, Seller shall take, in accordance with applicable Law and its certificate of incorporation and by-laws, all action necessary to convene a meeting of holders of Common Stock or take action by written consent (the "Stockholders Meeting") to consider and vote upon the adoption of this Agreement and the approval of the Transactions to be consummated at the Final Closing as promptly as practicable. In connection therewith, Seller shall prepare and file with the SEC and the New York Stock Exchange no later than November 30, 1999, a proxy or information statement for the solicitation of the vote of the holders of Common Stock at the Stockholders Meeting (together with all amendments and supplements thereto, the "Proxy Statement"), together with any other Proxy Documents, if any; provided, however, that Purchaser shall furnish to Seller such necessary information and reasonable assistance as Seller may request in connection with its preparation of the Proxy Documents; provided, further, that Purchaser shall have the right to review the Proxy Documents prior to filing, and Seller shall consult with Purchaser in good faith regarding the content of the Proxy Documents to be filed. The Proxy Documents shall include the recommendation of the Board of Directors of Seller that the holders of Common Stock vote in favor of the approval of this Agreement and the Transactions. Seller shall use all reasonable best efforts to have the Proxy Documents cleared by the SEC as promptly as practicable after such filing, and Seller shall promptly thereafter mail the Proxy Statement to the stockholders of Seller. The Proxy Documents may include a solicitation of approval for the transactions contemplated by the Merger Agreement, and the Seller may include such other matters as it shall determine to be advisable, so long as such other matters are not inconsistent with consummation of the Final Closing.

     6.7 Information Supplied. Each of Purchaser and Seller agrees, solely as to information it provides, that none of the information included or incorporated by reference in the Tender Offer Documents and the Proxy Documents will, as of the dates such documents are filed with the SEC or the New York Stock Exchange, as of the date of the consummation or expiration of the Tender Offer (in the case of the Tender Offer Documents) and at the time of the Stockholders Meeting (in the case of the Proxy Documents), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of Purchaser and Seller agrees to promptly correct any information provided by it for use in the Tender Offer Documents or the Proxy Documents, if and to the extent that such information shall have become false or misleading in any material respect, and Peller further agrees to take all steps necessary to amend or supplement the Tender Offer Documents it has filed or the Proxy Documents, as the case may be, and to cause such documents as so amended or supplemented to be filed with the SEC and the New York Stock Exchange and to be disseminated to the holders of Common Stock, in each case as and to the extent required by applicable Law. Seller shall provide Purchaser and its counsel with any comments or other communications, whether written or oral, that Seller may receive from time to time from the SEC or its staff with respect to the Tender Offer Documents or the Proxy Documents promptly after the receipt of such comments or other communications.

     6.8 Other Actions. Each of Purchaser and Seller agrees that it shall not knowingly or intentionally take any action or omit to take any action, if such action or omission would or is reasonably likely to result, individually or in the aggregate, in any of the other party's conditions to the Final Closing set forth in this Agreement not being satisfied.

     6.9 Tax Matters. (a) Cooperation. Each of Seller and Purchaser agrees to furnish or cause to be furnished to one another, upon request, as promptly as practicable, such information and assistance relating to the Purchased Assets, the Assumed Liabilities and the Business as is reasonably requested by the other for the filing of all Tax Returns of or with respect to the Business, and making of any election related to Taxes of or with respect to the Business, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax Return of or with respect to the Business. Each of Seller and Purchaser shall cooperate with each other in the conduct of any audit or other proceeding related to Taxes of or with respect to the Business and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this
Section 6.9(a).

     (b) Transfer Taxes. Seller and Purchaser shall each pay one half of all sales, use, documentary, filing, transfer, recording and similar Taxes and fees (and any interest or penalties thereon) arising from the sale and transfer of the Purchased Assets to Purchaser under this Agreement. The parties will reasonably cooperate with each other as reasonably requested in order to procure the benefit of an exemption from, or otherwise reduce, any such Taxes and fees.

     6.10 Tax Allocation of Purchase Price. (a) Within a reasonable period following the Final Closing, Purchaser shall prepare and deliver to Seller a statement (an "Allocation Statement") reasonably allocating the amount of the Purchase Price among the Purchased Assets, in amounts consistent with Section 1060 of the Code, and the regulations thereunder ("Section 1060").

     (b) Seller shall have a period of 30 Business Days after the delivery of the Allocation Statement to present in writing to Purchaser notice of any objections Seller may have to the allocations set forth therein (an

"Allocation Objection Notice"). Unless Seller timely objects, such Allocation Statement shall be binding on the parties without further adjustment, absent manifest error.

     (c) If Seller shall deliver an Allocation Objection Notice within the thirty-Business Day period referred to above, Purchaser and Seller shall negotiate in good faith and use their reasonable best efforts to resolve such dispute. If the parties fail to agree within fifteen days after the delivery of the Allocation Objection Notice, then the disputed items shall be resolved by such independent and nationally recognized accounting firm chosen by Purchaser and acceptable to Seller (the "Tax Accountant"), whose determination shall be final and binding on the parties. The Tax Accountant shall resolve the dispute within thirty days after such dispute has been referred to it. The costs, fees and expenses of the Tax Accountant shall be borne by the party whose position is not upheld or, if the Tax Accountant makes an independent determination, equally by Seller, on the one hand, and Purchaser, on the other hand.

     6.11 Liabilities with Respect to Employees. (a) The Purchaser may offer to employ the employees who are listed in Section 6.11 of the Seller's Disclosure Letter (including any employees hired for the Businesses following the date hereof whose employment was approved by Purchaser, "Scheduled Employees"). Effective as of the Initial Closing Date for Scheduled Employees employed in the Food Service Business (the "Food Service Employees") and the Final Closing Date for the remainder of the Scheduled Employees (the "Other Employees"), Scheduled Employees who accept employment with Purchaser shall be referred to herein as "Transferred Employees." Purchaser shall, as of the Initial Closing Date for Food Service Employees, and as of the Final Closing Date for Other Employees, assume and be responsible for any and all Liabilities relating to the Scheduled Employees, including, but not limited to, Liabilities in respect of wages, vacation, sick days, severance, COBRA, WARN and the Seller Plans; provided, however, that all Liability for (i) management bonuses, (ii) benefits accrued under any Qualified Plan or the Orange-co of Florida Inc. Deferred Compensation Plan, (iii) salary and benefits, after the Transition Period (as defined below), of Scheduled Employees who are not Offered Employees, and (iv) severance in respect of Scheduled Employees who are not Offered Employees and whose employment is not terminated by Seller prior to the last day of the Transition Period shall be retained and paid by Seller. For purposes of this Section 6.11(a), "Transition Period" shall mean the one week period following the Initial Closing Date. In addition, Purchaser shall also assume, on the Initial Closing Date, a Percentage (as defined below) of any Liabilities generally in respect of employees which are not directly allocable to individual employees of the Seller (e.g., administrative costs, filing costs, and other similar costs, including any Liabilities arising pursuant to the Code or ERISA, which have been or may be incurred as result of any plans or programs in which employees of the Seller participate). For purposes of this Section, the Percentage shall be sixty-four percent (64%). At Purchaser's direction, Seller shall promptly provide notices under the Worker Adjustment and Retraining Notification Act (the "WARN Act") and under similar applicable state laws to the Scheduled Employees specified by Purchaser. On the Initial Closing Date, Seller shall provide WARN Act notices to the seasonal employees of the Processing Business (the "Seasonal Employees"). If any WARN Act notice required under this Section 6.11(a) notice is duly and promptly given, Purchaser shall be responsible for any severance payments due to the Seasonal Employees under any Seller Plan set forth in
Section 3.20(a) of the Seller's Disclosure Letter or under applicable law. In the event such notice is not duly and promptly given, Seller shall be responsible for any severance liability arising as a result of a failure to give such notice duly and promptly.

     (b) Purchaser has established or adopted employee benefit plans that, subject to the eligibility requirements thereof, cover Transferred Employees (the "Purchaser Plans"). Purchaser shall recognize service of Transferred Employees with Seller under Purchaser Plans for purposes of eligibility and vesting, but not for purposes of benefit accrual, and Transferred Employees shall be credited with any deductibles and other out of pocket expenses paid in calendar year 1999 under Seller's health plans for purposes of Purchaser's health plan.

     (c) It is understood and agreed that Purchaser shall have the right at any time to unilaterally amend or terminate any Purchaser Plan that it has already established or that it adopts subsequent hereto.

     (d) To the extent Seller has paid salary and benefits to Offered Employees during the period commencing on the Initial Closing Date and ending on the Final Closing Date, Purchaser shall reimburse

Seller upon request for the cost of such salary and benefits and Purchaser's liability under this Section 6.11(d) shall constitute an Excess Inventory Offset and shall be subject to Section 2.12; provided, however, that Purchaser may notify Seller in writing that it no longer requires the services of any Offered Employee or that an Offered Employee has declined Purchaser's offer of employment prior to the Final Closing Date; in which case Purchaser's reimbursement obligation under this Section 6.11(d) with respect to any such Employee shall cease one week following the delivery of such written notice; provided, further, that, for purposes of clause (iv) of Section 6.11(a) only, any such employees shall be deemed to be "Scheduled Employees who are not Offered Employees" and the aforementioned one-week period shall be deemed to be the "Transition Period."

     (e) Notwithstanding anything to the contrary in Section 6.11(a), Purchaser is assuming Liability for worker's compensation and health benefit claims for all of Seller's employees but only up to the amounts accrued therefor on the Net Working Capital Statement. If payments are made by Purchaser respecting worker's compensation or health benefit claims respecting a person who is not or was not
(i) an employee of the Food Distribution Business or the Processing Business or
(ii) a Transferred Employee in excess of the total amounts accrued on an aggregate basis for such employees, then the liability therefor shall not be assumed by Purchaser and shall otherwise be retained by Seller.

     6.12 Notification of Certain Matters. Seller shall give prompt notice after discovery thereof to Purchaser, and Purchaser shall give prompt notice after discovery thereof to Seller, of (i) any material failure of on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder or under any Acquisition Document or the Merger Agreement, (ii) any notice or other written communication received by it from any Person alleging that the consent of such Person is or may be required in connection with the Transactions or with the transactions contemplated under the Merger Agreement or (iii) any Business Material Adverse Effect (in the case of Seller) or Purchaser Material Adverse Effect (in the case of Purchaser) in each case occurring after the date hereof; provided, however, that the delivery of any notice pursuant to this Section 6.12 shall not cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the parties receiving such notice.

     6.13 Insurance. Following the Proper Closing Date, Seller shall not be required to maintain any Insurance Policies with respect to the Purchased Assets or Assumed Liabilities. Notwithstanding the foregoing, Seller hereby agrees that it shall, and shall cause its Subsidiaries to (a) promptly transfer or deliver to Purchaser any insurance proceeds it receives pursuant to the Insurance Policies in respect of any casualty or loss primarily relating to the Purchased Assets or the Assumed Liabilities or primarily relating to the Business (Seller agreeing that until delivered to Purchaser, any such proceeds shall be held by Seller and its Subsidiaries in trust for Purchaser) and (b) cooperate at Purchaser's expense with any reasonable efforts by Purchaser to obtain insurance proceeds pursuant to the Insurance Policies in respect of any casualty or loss in respect of the Business, including without limitation the filing of any claims in accordance with the terms of the Insurance Policies. The foregoing sentence shall not apply to Insurance Policies listed in Section 6.13 of the Disclosure Schedule.

     6.14 Notices Regarding the Merger Agreement. Seller agrees that at any time it delivers or receives a notice under the Merger Agreement to or from any party thereto, it shall deliver a copy of such notice to Purchaser as promptly as practicable.

     6.15 Transfer of Certain Materials. (a) Seller shall, and shall cause its Subsidiaries to, maintain in accordance with their normal record retention policy, but in no event for less than seven years from the Final Closing Date, or, if there shall not be a Final Closing, the Initial Closing Date, all Books and Records pertaining to the Business and not otherwise included in the Purchased Assets. At such time, if any, as Seller and its Subsidiaries are no longer required to retain such Books and Records, Seller shall offer to transfer such Books and Records to Purchaser at Purchaser's expense (but with no charge payable to Seller other than the reasonable out-of-pocket costs of Seller) prior to destroying such Books and Records.

     (b) Purchaser shall maintain in accordance with its normal record retention policy, but in no event for less than seven years from the Final Closing Date, all Books and Records included in the Purchased Assets pertaining to the Grove Business. At such time, if any, as Purchaser is no longer required to retain such Books and Records, Purchaser shall offer to transfer such Books and Records to Seller at Seller's expense (but with no charge payable to Purchaser other than the reasonable out-of-pocket costs of Purchaser) prior to destroying such Books and Records.

     6.16 Collection of Accounts. (a) Seller agrees that, after the Proper Closing, it will promptly transfer to or deliver to Purchaser any cash or other property received by Seller and its Subsidiaries in respect of any Business Accounts Receivable theretofore sold hereunder, including any amounts receivable as interest. Until delivered to Purchaser, any such amounts received by Seller and its Subsidiaries shall be held by it in trust for Purchaser.

     (b) Purchaser agrees that, after the Initial Closing, it will promptly transfer to or deliver to Seller any cash or other property received directly or indirectly by Purchaser in respect of any Grove Accounts Receivable or other accounts receivable not included in the Purchased Assets, including any amounts receivable as interest thereon. Until delivered to Seller, any such amounts received by Purchaser shall be held by it in trust for Seller.

     6.17 Noncompetition. Each of Seller and its Subsidiaries hereby agrees that it shall not, anywhere in the United States or Canada, for a period ending on the earlier of the Final Closing Date or the second anniversary of the Initial Closing Date, in any capacity (including, but not limited to, as an owner, partner, shareholder, member, manager, consultant or agent), directly or indirectly, for its own account or for the benefit of any person, establish, or engage in any manufacturing, bottling, distribution or sale of juice, juice products or other beverages or food products or dispensing equipment for the same, for institutional or food service use. The foregoing shall not apply with respect to the activities of Consolidated Citrus, L.P. or its successors if Seller merges, consolidates with, transfers substantially all of its assets to or otherwise completes a business combination with, or makes an investment in, Consolidated Citrus, L.P. This Section 6.17 is binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns, as set forth in Section 11.6, and shall be expressly enforceable by such assignees and successors.

     6.18 Bulk Transfer Laws. Purchaser hereby waives compliance by Seller and its Subsidiaries with the provisions of any bulk transfer laws applicable to the Transactions.

     6.19 Further Assurances. After the Proper Closing, each party hereto agrees, at the other's request, to execute and deliver, or cause to be executed and delivered, such other documents, certificates, instruments and agreements, and to take such other actions, as may be reasonably necessary or desirable in order to properly effect the transfer of the Purchased Assets to, or the assumption of the Assumed Liabilities by, Purchaser.

     6.20 Certain Fruit Purchases. Commencing upon the Final Closing, Seller and its Subsidiaries shall sell to Purchaser or its designated subsidiary all citrus grown upon groves managed for third parties located in the Joshua and Bermont groves for the 1999-2000 growing season on the terms and conditions set forth in the standard agreements pursuant to which the Seller or its Subsidiaries have procured such citrus in the past except that the price to be paid by Purchaser to Seller therefore shall be based on the pricing mechanism used in determining the price of fruit purchased from Ben Hill Griffin Inc. under the Delivered Fruit Purchase Agreement between Purchaser's subsidiary and Ben Hill Griffin Inc., as in effect on the date hereof, but subject to a floor price of $0.85 per pound solid for Early/Midseason oranges and $1.00 for Valencia oranges. Seller has no obligation after the 1999-2000 growing season to deliver any fruit to Purchaser other than to the extent that either Sun Ridge or Fawn Grove constitute a Delayed Asset. This Section 6.20 shall not be of any force or effect if the Final Closing has not occurred on or before December 1, 1999, except this Section 6.20 shall remain in effect if such failure is not as a result of Purchaser's breach of its obligations hereunder or Purchaser's failure to close by reason of the conditions set forth in Section 7.3(a).

     6.21 Frank Carroll Oil Environmental Liabilities. (a) Seller shall defend all matters associated with the Frank Carroll Oil Environmental Liabilities, subject to the provisions of this Agreement.

     (b) If either Purchaser or Seller receives notice of potential Frank Carroll Oil Environmental Liabilities, it shall provide prompt notice thereof to the other party.

     (c) With respect to the Frank Carroll Oil Environmental Liabilities, Seller shall (i) afford Purchaser the opportunity to participate in all conferences with counsel or any Person advancing a claim or otherwise seeking to compel action with respect to Frank Carroll Oil Environmental Liabilities, (ii) provide to Purchaser draft versions of all environmental reports and submissions in any legal or administrative proceeding, (iii) provide to Purchaser copies of all reports, sampling data, pleadings and other correspondence, and (iv) consult with Purchaser in advance of finalizing any environmental reports or submissions in any legal or administrative proceeding and use reasonable efforts to incorporate such comments in the final document.

     (d) Seller shall not settle any claim or demand with respect to Frank Carroll Oil Environmental Liabilities without the approval of Purchaser, which shall not be unreasonably withheld.

                                  ARTICLE VII

                          CONDITIONS TO FINAL CLOSING

     7.1 Conditions to Seller's and Purchaser's Obligations to Effect the Final Closing. The respective obligations of Seller and Purchaser to effect the Final Closing is subject to the satisfaction on or prior to the Final Closing Date of each of the following conditions:

          (a) Stockholder Approval. The Seller Requisite Vote shall have been obtained.

          (b) No Injunction. There shall be no order or injunction of a court of competent jurisdiction in effect prohibiting, nor any statute, rule or regulation enacted that would make illegal, the consummation of the Final Closing.

     7.2 Conditions to Seller's Obligation to Effect the Final Closing. The obligation of Seller to effect the Final Closing is also subject to the satisfaction (or waiver by Seller with the consent of Reservoir) on or prior to the Final Closing Date of each of the following additional conditions:

          (a) The Merger.  The Merger shall have been consummated.

          (b) Compliance with Covenants. Purchaser shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants contained in Article II and Sections 6.1, 6.4, 6.5, 6.6 and 6.9 of this Agreement to be performed or complied with by it prior to or as of the Final Closing Date.

          (c) Acquisition Documents. Purchaser shall have executed and delivered to Seller all Acquisition Documents to which it is a party.

     7.3 Conditions to Purchaser's Obligation to Effect the Final Closing. The obligation of Purchaser to effect the Final Closing is also subject to the satisfaction (or waiver by Purchaser) at or prior to the Final Closing Date of each of the following additional conditions:

          (a) No Material Adverse Change. Since the Initial Closing there shall have been no adverse change in the business, assets, properties, financial condition or results of operation of the Processing Business which is or is reasonably expected to be material to the Business taken as a whole, including any portion purchased in the Initial Closing; provided, however, that any change occurring as a result of general economic or financial conditions or conditions in the citrus processing and packaging industry, including fluctuations in the market price of citrus or citrus products, shall not constitute grounds for failure of the condition set forth in this
     Section 7.3(a) to be satisfied.

          (b) Compliance with Covenants. Seller shall have performed in all material respects the obligations and agreements, and complied in all material respects with the covenants, contained in Article II and Sections 6.1, 6.2, 6.4, 6.5, 6.6 and 6.9 of this Agreement to be performed or complied with by it prior to or as of the Final Closing Date.

          (c) Acquisition Documents. Each of Seller and its Subsidiaries shall have executed and delivered to Purchaser all Acquisition Documents to which it is a party.

                                  ARTICLE VIII

                                  TERMINATION

     8.1 Grounds for Termination. This Agreement may only be terminated prior to the Final Closing:

          (a) by mutual written agreement of Seller and Purchaser, with the written consent of Reservoir;

          (b) by Seller (with the written consent of Reservoir) or Purchaser, if the Final Closing shall not have occurred on or before September 30, 2000, unless such failure is the result of a breach of this Agreement by the party seeking to terminate this Agreement;

          (c) by Seller (with the written consent of Reservoir) or Purchaser, if a court of competent jurisdiction or other Governmental Authority shall have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Final Closing and such order or other action shall have become final and nonappealable.

     Any party desiring to terminate this Agreement pursuant to this Section 8.1 shall give written notice of such termination and the basis therefor to the other party hereto.

     8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, the provisions of this Agreement (other than Sections 2.10, 6.9, 6.10, 6.11, 6.13, 6.15, 6.16, 6.17 and 6.18 and Articles IX
and XI in each case with respect to the Food Service Business) shall forthwith become void and be of no further legal effect, without any liability or obligation on the part of any party hereto, except that nothing therein shall relieve any party from liability for any material breach by a party of any of its covenants or agreements set forth in this Agreement.

                                   ARTICLE IX

                                INDEMNIFICATION

     9.1 Agreement to Indemnify. (a) Indemnification by Seller. Purchaser, its Affiliates, and their respective officers, directors, shareholders, employers, representatives and agents (collectively, the "Seller Indemnitees"), shall each be indemnified and held harmless to the extent set forth in this Article IX by Seller with respect to any and all Damages incurred by any Seller Indemnitee as a result of, relating to or arising in connection with the Excluded Liabilities or any Liabilities (other than Assumed Liabilities) relating to the operations of the Seller or its Subsidiaries from and after the date hereof.

     (b) Indemnification by Purchaser. Seller, its Affiliates and their respective officers, directors, shareholders, employers, representatives and agents (collectively, the "Purchaser Indemnitees"), shall each be indemnified and held harmless to the extent set forth in this Article IX by Purchaser, in respect of any and all Damages incurred by any Purchaser Indemnitee as a result of, relating to or arising in connection with any Assumed Liability or any Liabilities (other than Excluded Liabilities) relating to the operation of the Food Service Business from and after the date hereof or the operation of the Processing Business from and after the Final Closing Date.

     9.2 Defense of Claims. Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the "Indemnified Party") shall promptly notify the other party (the "Indemnifying Party") of the claim and, when known, the facts constituting the basis for such claim. The Indemnifying Party will not be obligated to indemnify the Indemnified Party with respect to such portion of the claim as to which (and only to the extent to which) the Indemnifying Party's ability to defend has been prejudiced by the Indemnified Party's failure to provide prompt notice of a claim. The Indemnifying Party may, upon written notice to the Indemnified Party within 30 calendar days of receipt of the notice specified in the first sentence of this paragraph, assume the defense of any such claim, or any discrete portion of a claim if the Indemnifying Party acknowledges to the Indemnified Party the Indemnified Party's right to indemnity pursuant hereto in respect of the entirety of such claim, or the relevant portion; provided, however, that the Indemnified Party may, at the sole cost and expense of the Indemnified Party, at any time prior to the Indemnifying Party's delivery of the notice referred to in this sentence, file any motion, answer or other pleadings or take any other action that the Indemnified Party reasonably believes to be necessary or appropriate to protect its interests and not unreasonably prejudicial to the Indemnifying Party (it being understood and agreed that, if an Indemnified Party takes any such action that is unreasonably prejudicial and causes a final adjudication that is adverse to the Indemnifying Party, the Indemnifying Party will be relieved of its obligations hereunder to the extent it is prejudiced by the Indemnified Party's action). If the Indemnifying Party assumes the defense of any such claim, the Indemnifying Party shall select nationally recognized counsel or counsel reasonably acceptable to the Indemnified Party to conduct the defense of such claim, and shall take reasonable steps in the defense or settlement thereof. If the Indemnifying Party shall have assumed the defense of any claim in accordance with this Section 9.2, the Indemnifying Party shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any such claim, without the prior written consent of the Indemnified Party (but only with the written consent of the Indemnified Party, which consent will not be unreasonably withheld, in the case of any settlement that provides for any relief other than the payment of monetary damages as to which the Indemnified Party will be indemnified in full or that does not provide for the release of the Indemnified Party from all liability); provided, however, that the Indemnifying Party shall pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness thereof; provided, further, that the Indemnifying Party shall not be authorized to encumber any of the assets of the Indemnified Party or to agree to any restriction that would apply to the Indemnified Party or to its conduct of business; provided, further, that if such settlement does not contain a complete release of the Indemnified Party with respect to such claim, the Indemnifying Party shall continue to be obligated to indemnify the Indemnified Party with respect to such claim. The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense, except that the Indemnifying Party will pay the costs and expenses of such separate counsel if a conflict or potential conflict exists between the Indemnifying Party and Indemnified Party which makes representation of both parties inappropriate under applicable standards of professional conduct. The Indemnified Party shall, and shall cause each of its Affiliates, officers, employees, consultants and agents, to cooperate fully with the Indemnifying Party at the Indemnifying Party's expense in the defense of any claim pursuant to this Section 9.2. If the Indemnifying Party does not assume and timely pursue the defense of any claim resulting therefrom in accordance with the terms of this Section 9.2, the Indemnified Party following notice to the Indemnifying Party may defend against such claim in such manner as it may reasonably deem appropriate, including settling such claim after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may reasonably deem appropriate at the expense of the Indemnifying Party. Notwithstanding the foregoing, the Indemnified Party may retain or take over the control of the defense or settlement of any claim against the Indemnified Party the defense of which the Indemnified Party has elected to control if the Indemnified Party irrevocably waives its right to indemnity under Section 9.1 with respect to such claim. In the case of claims or matters where both parties are potentially liable in accordance with Section 6.11, the parties shall reasonably cooperate with the defense and settlement of such matters and in the case of any material disagreement will submit their disagreement for final resolution to an appropriate independent consultant.

     9.3 Exclusive Remedy. After the Proper Closing, to the extent permitted by Law, the indemnities set forth in this Article IX shall be the exclusive remedies of Purchaser and Seller and their respective officers, directors, employees, agents and Affiliates for any misrepresentation, breach of warranty or nonfulfillment or failure to be performed of any covenant or agreement contained in this Agreement, and the parties shall not be entitled to a rescission of this Agreement or to any further indemnification rights or claims of any nature whatsoever in respect thereof, all of which the parties hereto hereby waive.

     9.4 Equitable Relief. Nothing set forth in this Article IX shall be deemed to prohibit or limit the right of any party hereto, at any time before, on or after the Final Closing Date, to seek injunctive or other equitable relief for the failure of any other party hereto to perform or comply with any covenant or agreement contained herein.

                                   ARTICLE X

                            [INTENTIONALLY OMITTED]

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

                                   ARTICLE XI

                                 MISCELLANEOUS

     11.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person or by telecopier (with a confirmed receipt thereof), and on the next business day when sent by overnight courier service, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

       if to Purchaser, to:

        Pasco Acquisition, Inc.
        Post Office Box 1690
        400 North Tampa Street (33602)
        Tampa, Florida 33601
        Attention: Robert A. Peiser, CEO
        Telephone: (813) 223-3981
        Telecopy: (813) 273-5420

        with a copy to:

        Paul, Weiss, Rifkind, Wharton & Garrison
        1285 Avenue of the Americas
        New York, New York 10019-6064
        Attention: Carl L. Reisner, Esq.
        Telephone: (212) 373-3017
        Telecopy: (212) 757-3990

        if to Seller, to:

        Orange-co, Inc.
        2020 U.S. Highway 17 South
        P.O. Box 2158
        Bartow, Florida 33831-2158
        Attention:
        Telephone:
        Telecopy:

        with copies to:

        Bush Ross Gardner Warren & Rudy, P.A.
        220 South Franklin Street
        Tampa, Florida 33602
        Attention: Jere Ross, Esq.
        Telephone: (813) 224-9255
        Telecopy: (813) 223-9620

        and

        Reservoir Capital Group, LLC
        650 Madison Avenue, 20th Floor
        New York, New York 10022
        Attention:
        Telephone:
        Telecopy:

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

       and

       Milbank, Tweed, Hadley & McCloy LLP
       One Chase Manhattan Plaza
       New York, New York 10005-1413
       Attention: Mark L. Weissler, Esq.
       Telephone: (212) 530-5000
       Telecopy: (212) 530-5219

     11.2 Amendment and Modification. Subject to applicable Law, this Agreement may be amended, modified or supplemented only by a written agreement signed by each of the parties hereto with the written consent of Reservoir; provided, however, that following the satisfaction of the Seller Requisite Vote, no such amendment shall be made which requires the approval of holders of Common Stock under applicable Law unless such approval is obtained.

     11.3 Waiver of Compliance; Consents. Any failure of any party hereto to comply with any obligation, covenant, agreement or condition herein may, subject to Section 11.2, be waived by the other party hereto entitled to the benefit thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 11.3 and in Section
11.2. No consent or waiver on the part of Seller shall be effective unless consented thereto in writing by Reservoir.

     11.4 Survival. The representations and warranties contained in this Agreement (including the Disclosure Letter) and the covenants and agreements not specifically addressed below shall not survive the Proper Closing, and there shall be no liability in respect thereof, whether such liability has accrued prior to the Proper Closing Date or after the Proper Closing Date, on the part of either party or its officers, directors, employees, agents or Affiliates. The covenants or agreements of the parties hereto set forth in Sections 2.8, 2.9, 2.11, 2.12, 6.3, 6.6, 6.11, 6.12 and 6.14 which by their terms contemplate performance on or prior to the Final Closing Date shall expire and be of no further legal effect on the date which is 30 days following the final determination of the Net Working Capital Amount pursuant to Section 2.10(c) or
(d) and if any amounts are owed as a result of an adjustment under Section 2.10, the final irrevocable payment of all amounts owed thereunder pursuant to Section 2.10(f). This Section shall not limit in any way the survival and enforceability of any covenant or agreement of the parties hereto which by its terms contemplates performance after the Final Closing Date, which shall survive for the respective periods set forth herein.

     11.5 Expenses. All costs and expenses incurred in connection with this Agreement and the Acquisition Documents shall be paid by the party incurring such cost or expense, except as expressly provided otherwise in this Agreement or in the other Acquisition Documents.

     11.6 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties (and of Reservoir in the case of a consent given by Seller); provided, however, that Purchaser may assign its rights, in whole or in part, but not its obligations under this Agreement as contemplated by Section 2.11; provided, further, that Purchaser may assign (i) any or all of its rights but not its obligations under this Agreement to one or more of its financing sources and (ii) all of its rights but not its obligations under this Agreement to any Person in connection with the sale of all or substantially all of its assets to such Person. Notwithstanding anything to the contrary set forth in this Agreement, the Purchaser may assign its rights hereunder at anytime prior to the Final Closing to PAI Holdings LLC, a wholly-owned subsidiary of the Purchaser, whereupon the Purchaser's obligations to purchase the Final Assets, to assume the Final Liabilities and to pay the balance of the Purchase Price on the Final Closing Date under Sections 2.1, 2.3 and 2.8 shall cease and be assumed by PAI but Purchaser's other obligations under this Agreement, including under Article IX, will continue in accordance with the terms hereof.

     11.7 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO THE CHOICE OF LAW PRINCIPLES THEREOF.

     11.8 Jurisdiction. The parties hereto agree that (a) any action arising out of or relating to this Agreement or any of the Transactions may be brought in the state or federal courts in the County of New York, State of New York and
(b) each party consents to and submits itself to the personal jurisdiction in the state or federal courts in the County of New York, State of New York for any action arising out of or relating to this Agreement or any of the Transactions.

     11.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     11.10 Interpretation. The parties hereto acknowledge and agree that: (i) each party hereto and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision and (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement. Unless otherwise expressly provided herein, the words "include," "includes" and "including" do not limit the preceding words or terms and shall be deemed to be followed by the words "without limitation." All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require. All terms defined in this Agreement in their singular or plural forms, have correlative meanings when used herein in their plural or singular forms, respectively. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

     11.11 Entire Agreement. This Agreement (including the schedules, exhibits, documents or instruments referred to herein) and the Acquisition Documents embody the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, among the parties, or between any of them, with respect to the subject matter hereof and thereof.

     11.12 No Third Party Beneficiaries. Except as expressly provided in this Agreement, this Agreement is not intended to, and does not, create any rights or benefits of any party other than the parties hereto.

     11.13 Severability. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

     11.14 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ACQUISITION DOCUMENTS OR ANY OF THE TRANSACTIONS.

     11.15 Specific Performance. The parties hereto acknowledge that irreparable damage would result if this Agreement were not specifically enforced, and they therefore consent that the rights and obligations of the parties under this Agreement may be enforced by a decree of specific performance issued by any court of competent jurisdiction. Such remedy shall, however, not be exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise, all remedies being cumulative.

     11.16 No Other Representations. Notwithstanding anything to the contrary contained in this Agreement, it is the explicit intent of each party hereto that Seller is making no representation or warranty whatsoever, express or implied, including but not limited to any implied representation or warranty as to
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

condition, merchantability or suitability as to any of the Purchased Assets or other properties of the Business, except those representations and warranties contained in Article III.

     IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be signed by their respective duly authorized officers as of the date first above written.

                                          ORANGE-CO, INC.

                                          By:
                                            ------------------------------------
                                            Name: Gene Mooney
                                            Title: President and Chief Operating
                                              Officer

                                          PASCO ACQUISITION, INC.

                                          By:
                                            ------------------------------------
                                            Name: Steven Lefkowitz
                                            Title: Vice President

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